                                                                       EXHIBIT 2

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                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


                                    among:


                         Exchange Applications, Inc.,
                            a Delaware corporation;


                      Customer Analytics Holdings, Inc.,
                            a Delaware corporation;


                            CAH Acquisition Corp.,
                          a Delaware corporation; and


                     certain Shareholders and Investors of
                       Customer Analytics Holdings, Inc.

                          ___________________________

                           Dated as of June 6, 2000
                          ___________________________


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                              AGREEMENT AND PLAN
                         OF MERGER AND REORGANIZATION

     This Agreement And Plan Of Merger And Reorganization ("Agreement") is made and entered into as of June 6, 2000, among: Exchange Applications, Inc., a Delaware corporation ("Parent"); CAH Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"); Customer Analytics Holdings, Inc., a Delaware corporation (the "Company"); each of the shareholders of the Company listed on the signature pages hereto ("Designated Shareholders") and each of the other shareholders of the Company that may become a party to this Agreement for purposes of Articles 5 and 8 hereof ("Other Shareholders"). Certain other capitalized terms used in this Agreement are defined in Exhibit A.
                                                                      ---------

                                   Recitals

     1. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the Delaware General Corporation Law (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

     2. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     3. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

     4. On the Closing Date and prior to the Merger, all outstanding shares of the Company's preferred stock will be converted into shares of Company Common Stock, and all outstanding convertible notes and warrants held by Designated Shareholders will be exchanged for promissory notes of the Company and/or exercised or exchanged for shares of Company Common Stock.

     5. Pursuant to the Merger, among other things, the outstanding shares of Company Common Stock (as hereinafter defined in Section 1.5(c)) will be converted into shares of Common Stock (as hereinafter defined in Section 1.5(c)) at the conversion ratio set forth herein.

                                   Agreement

     The parties to this Agreement agree as follows:

1.   Description of Transaction

     1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

     1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law (the "DGCL").

     1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Bingham Dana LLP, 150 Federal Street, Boston, Massachusetts, on Friday, June 23, 2000, or on the first practicable date thereafter following the satisfaction or waiver of the conditions precedent set forth herein (the "Closing Date"). Contemporaneously with or as promptly as practicable after the Closing, a properly executed certificate of merger conforming to the requirements of
Section 251 of the DGCL shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time such certificate of merger is filed with and accepted by the Secretary of State of the State of Delaware (the "Effective Time").

     1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent and the Company prior to the Effective
Time:

          (a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time;

          (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

          (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified on Exhibit B.
---------

     1.5 Exchange of Notes and Warrants; Conversion of Preferred Stock; Conversion of Shares.

          (a) Immediately prior to the Effective Time, (i) the outstanding Convertible Notes shall be exchanged for promissory notes of the Company in a form having the general terms set forth in the Expression of Interest Letter and otherwise reasonably acceptable to the Company, Parent and those Designated

Shareholders that are holders of the Convertible Notes (the "Investor Notes"); and (ii) the Investor Warrants will be exchanged for Company Common Stock. The aggregate outstanding principal amount of the Investor Notes as of the Effective Time shall be equal to or less than $5,000,000. Parent will reissue the Investor Notes and join the Company as a payor of the Investor Notes immediately following the Effective Time.

          (b) Immediately prior to the Effective Time, all outstanding shares of Series A Preferred Stock, $.0001 par value, of the Company ("Series A Preferred Stock") shall be exchanged for shares of Company Common Stock. The transactions described in subparagraphs (a) and (b) are referred to herein, collectively, as the "Exchange and Conversion Transactions."

          (c) Subject to Section 1.8(c), at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company:

               (i) each share of common stock, par value $.0001 per share, of the Company ("Company Common Stock") outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.2677308348112 of a share ("Applicable Fraction") of the common stock, par value $.001 per share, of Parent ("Common Stock");

               (ii) each share of the common stock (with no par value) of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

          (d) Parent acknowledges that the Exchange and Conversion Transactions are conditioned upon the execution of the CA Shareholder Indemnity and Escrow Agent.

     1.6 Employee Stock Options. At the Effective Time, each stock option to acquire Company Common Stock that is then outstanding, including but not limited to those granted under each of (i) the Company's 2000 Equity Incentive Plan (ii) the Company's 1998-1999 Stock Option Plan and (iii) the Company's 1997-1999 Stock Option Plan (the "Company Stock Option Plans"), whether vested or unvested (a "Company Option"), shall be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the applicable Company Stock Option Plan and/or the stock option agreement by which such Company Option is evidenced. All rights with respect to Company Common Stock under outstanding Company Options shall thereupon be converted into rights with respect to Common Stock as set forth below. Accordingly, from and after the Effective Time, (a) each Company Option assumed by Parent may be exercised solely for shares of Common Stock, (b) the number of shares of Common Stock subject to each such assumed Company Option shall be equal to the number of shares of Company

Common Stock that were subject to such Company Option immediately prior to the Effective Time multiplied by the Applicable Fraction, rounded down to the nearest whole number of shares of Common Stock, (c) the per share exercise price for the Common Stock issuable upon exercise of each such assumed Company Option shall be determined by dividing the exercise price per share of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Applicable Fraction, and rounding the resulting exercise price up to the nearest whole cent, and (d) all restrictions on the exercise of each such assumed Company Option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that each such assumed Company Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time. The Company and Parent shall take all action that may be necessary (under each of the Company Stock Option Plans and otherwise) to effectuate the provisions of this Section 1.6. Following the Closing, Parent will send to each holder of an assumed Company Option a written notice setting forth (i) the number of shares of Common Stock subject to such assumed Company Option, and (ii) the exercise price per share of Common Stock issuable upon exercise of such assumed Company Option. Parent shall file with the SEC, as soon as reasonably practical but in any event within thirty (30) days after the Closing Date, a registration statement on Form S-8 registering the exercise of the Company Options assumed by Parent pursuant to this Section 1.6.

     1.7 Closing of the Company's Transfer Books. At the Effective Time, holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company's capital stock (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

     1.8  Exchange of Certificates.

          (a) At or as soon as reasonably practicable after the Effective Time, Parent will send to the holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Common

Stock. Upon surrender of a Company Stock Certificate to Parent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor (subject to Section 8.3) a certificate representing the number of whole shares of Common Stock that such holder has the right to receive pursuant to the provisions of this Section 1, and the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender a certificate representing shares of Common Stock (and cash in lieu of any fractional share of Common Stock as described in Section 1.8(c)) as contemplated by this Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

          (b) No dividends or other distributions declared or made with respect to Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

          (c) No fractional shares of Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of capital stock or other securities of the Company who would otherwise be entitled to receive a fraction of a share of Common Stock (after aggregating all fractional shares of Common Stock issuable to such holder) shall, upon surrender of such holder's Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), determined by multiplying such fraction by the closing price of Parent's Common Stock on the trading day immediately preceding the Closing Date.

          (d) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

     1.9 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. No party shall take any position on any Tax Return inconsistent with this Section 1.9 unless advised in writing by such party's auditors that such a position is required.

     1.10 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

2.   Representations and Warranties of the Company

     The Company represents and warrants, as to the Company and each of the Company's Subsidiaries (including, for all periods prior to the 1999 Merger, all predecessors of the Company and its Subsidiaries), to and for the benefit of the Indemnitees that, except as set forth in the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 10.4 and that has been delivered by the Company to Parent on and as of the date of this Agreement and signed on behalf of the Company by the Chief Operating Officer and Chief Financial Officer of the Company (the "Company Disclosure Schedule"):

     2.1  Due Organization; Subsidiaries; Etc.

          (a)  All Subsidiaries of the Company are set forth and described on
Part 2.1(a) of the Company Disclosure Schedule. Except as set forth on Part 2.1(a) of the Company Disclosure Schedule: (i) the Company has no Subsidiaries and the Company does not own any capital stock of, or any equity interest of any nature in, any other Entity; (ii) the Company has not agreed and is not obligated to make, nor is it bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity; and (iii) the Company has not, at any time, been a general partner of any general partnership, limited partnership or other Entity.

          (b) The Company and each of its Subsidiaries are duly organized and validly existing under the laws of the state of its incorporation and have all necessary power and authority: (i) to conduct their business in the manner in which their business is currently being conducted; (ii) to own and use their assets in the manner in which their assets are currently owned and used; and
(iii) to perform their obligations under all Contracts by which they are bound.

          (c) Each of the Company and its Subsidiaries is qualified to do business as a foreign corporation, and is in corporate and tax good standing, under the laws of all jurisdictions where the nature of its business requires such qualification.

          (d) Except as disclosed in Part 2.1(d) of the Company Disclosure Schedule, there are no shareholder agreements, registration rights agreements, voting trusts or other agreements or understandings to which the Company or any Subsidiary is a party or to which the Company or any Subsidiary is bound relating to the voting or registration of any shares of capital stock of the Company or any Subsidiary thereof.

     2.2 Certificate of Incorporation and Bylaws. The Company has delivered to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the Company and its Subsidiaries including all amendments thereto. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation or bylaws or equivalent governing instruments.

     2.3  Capitalization, Etc.

          (a) The authorized capital stock of the Company consists of: (i) 100,000,000 shares of Company Common Stock, of which 10,903,824 shares have been issued and are outstanding as of the date of this Agreement and 11,065,744 shares will be issued and outstanding after giving effect to the completion of the Conversion and Exchange Transactions, and (ii) 20,000,000 shares of Company preferred stock, of which 6,000,000 shares have been designated as series A preferred stock. On the date hereof, and without giving effect to the Exchange and Conversion Transactions; 5,598,144 shares of series A preferred stock are issued and are outstanding. All of such shares of series A preferred stock will be converted into 5,598,194 shares of Company Common Stock prior to the completion of the Merger. All of the Company Common Stock and series A preferred stock is owned of record only as set forth on Part 2.3(a) of the Company Disclosure Schedule, and immediately after giving effect to the Merger (assuming no transfers of capital stock or conversion or exercise of any convertible securities (other than the Conversion and Exchange Transactions) after the date hereof and prior to the Effective Time) all of the outstanding Company Common Stock and series A preferred stock will be owned of record as set forth on Part 2.3(a) of the Company Disclosure Schedule hereof. All of the outstanding shares of Company Common Stock have been and, as of the Effective Time, will be duly authorized and validly issued, and fully paid and nonassessable. There are no shares of Company Common Stock held in treasury by the Company. No shares of the Company's preferred stock have been designated as series B preferred stock, and, after giving effect to the Conversion and Exchange Transactions, there will be outstanding no rights to purchase or otherwise acquire any series B preferred stock. Except as set forth in Part 2.3(a) of the Company

Disclosure Schedule: (i) none of the outstanding shares of Company Common Stock or series A preferred stock is entitled or subject to any preemptive right, right of first refusal or similar right; (ii) none of the outstanding shares of Company Common Stock or series A preferred stock is subject to any right of first refusal in favor of the Company or any other Person; and (iii) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock or series A preferred stock. Upon consummation of the Merger, (A) the shares of Common Stock issued in exchange for any shares of Company Common Stock that are subject to a Contract pursuant to which the Company has the right to repurchase, redeem or otherwise reacquire any shares of Company Common Stock will, upon completion of the Merger and the transactions contemplated thereby and upon the consent of the other parties thereto, become subject to the restrictions, conditions and other provisions contained in such Contract, and (B) Parent will succeed to and become entitled to exercise the Company's rights and remedies under each such Contract to the extent the other party thereto consents. The Company is not under any obligation to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other capital stock. Except as set forth on Part 2.3(a) of the Company Disclosure Schedule, no shares of Company Common Stock or other capital stock outstanding on the date of this Agreement are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company.

          (b) As of the date of this Agreement: 2,834,785 shares of Company Common Stock are subject to issuance pursuant to outstanding Company Options, 975,226 shares of which are subject to issuance pursuant to Company Options that are vested; and as of the Effective Time (assuming consummation of the Merger) 309,000 additional shares shall be subject to issuance pursuant to Company Options that are vested.

          Part 2.3(b)(i) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the particular plan pursuant to which such Company Option was granted, if granted pursuant to a plan; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date upon which such Company Option was granted; and (vi) the applicable vesting schedule and extent to which such Company Option is vested and exercisable as of the date of this Agreement. Accurate and complete copies of all stock option plans under which the Company has currently outstanding stock options, the form of all stock option agreements evidencing such options granted under plans, and the form of all stock option agreements not granted under plans have been delivered to Parent.

          Except as set forth in Part 2.3(b)(ii) of the Company Disclosure Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option or the vesting of any restricted stock purchase arrangement as a result of the Merger or otherwise.

          (c) Except as set forth in Part 2.3(c) of the Company Disclosure Schedule there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company from the Company; (ii) outstanding security, instrument or obligation that is or may be or become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) shareholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive from the Company or any Shareholder or Investor any shares of capital stock or other securities of the Company.

          (d) All outstanding shares of Company Common Stock and all outstanding Company Options have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts. No holder of capital stock of the Company has any appraisal or other similar rights with respect to the Merger except for such rights as may be available under the DGCL.

          (e) Part 2.3(e) of the Company Disclosure Schedule sets forth (i) the authorized and outstanding capital stock of each Subsidiary of the Company, (ii) all options, warrants and other rights (whether or not currently exercisable) to acquire any shares of capital stock or other securities of each Subsidiary of the Company and (iii) all outstanding securities, instruments or obligations that may be or become convertible into or exchangeable for any shares of capital stock or other securities of each Subsidiary of the Company.

     2.4 Financial Statements. The Company has delivered to Parent the following financial statements and notes (collectively, the "Company Financial Statements"): the Company's audited financial statements (balance sheets, income statements and statements of cash flows) as of and for the fiscal year ended December 31, 1999, and unaudited financial statements for the four months ended April 30, 2000 (collectively, the "Company Financial Statements"). The unaudited balance sheet absent footnotes and year end adjustments of the Company as of April 30, 2000 is hereinafter referred to as the "Most Recent Balance Sheet." December 31, 1999 is hereinafter referred to as the "Balance Sheet Date". The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of operations of the Company and its Subsidiaries for the periods covered thereby and are consistent with the books and records of the Company and its Subsidiaries. The Company Financial Statements have been prepared in accordance with GAAP.

     2.5  Absence of Changes.  Since the Balance Sheet Date:

          (a) there has not been any change in the business, condition (financial or otherwise), assets, liabilities, operations or financial performance of the Company or any of its Subsidiaries that has had or could reasonably be expected to have a Material Adverse Effect;

          (b) there has not been any loss, damage or destruction to, or any interruption in the use of, any of the assets of the Company or any of its Subsidiaries that has had or could reasonably be expected to have a Material Adverse Effect;

          (c) except as set forth in Part 2.5(c) of the Company Disclosure Schedule or as contemplated by Sections 1.5(a) and (b) of this Agreement, the Company has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

          (d) except as set forth in Sections 1.5(a) or (b) of this Agreement or as set forth in Part 2.5(d) of the Company Disclosure Schedule, the Company has not sold, issued, granted or authorized the issuance or grant of (i) any capital stock or other security (except for Company Common Stock issued upon the exercise of outstanding Company Options), (ii) any option, call, warrant or right to acquire any capital stock or any other security (except for Company Options described in Part 2.3(b)(i) of the Company Disclosure Schedule), or
(iii) any instrument convertible into or exchangeable for any capital stock or other security of the Company or any of its Subsidiaries;

          (e) except as set forth in Part 2.5(e) of the Company Disclosure Schedule, the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, any provision of the Company's stock option plan, or (ii) any provision of any agreement evidencing any outstanding Company Option;

          (f) except as contemplated by or required to comply with Section 1.4 or 1.5 of this Agreement, and except as set forth in Part 2.5(f) of the Company Disclosure Schedule, there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (g) the Company has not accepted or entered into any agreement, letter of intent, expression of interest or other undertaking with respect to any Acquisition Proposal;

          (h) except as set forth in Part 2.5(h) of the Company Disclosure Schedule, the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

          (i) except as set forth in Part 2.5(i) of the Company Disclosure Schedule, the Company has not made any capital expenditures that exceed $25,000 in the aggregate;

          (j) except in the ordinary course of business and consistent with past practices, the Company has not and none of its Subsidiaries have (i) entered into or permitted any of the assets owned or used by it to become bound by any Material Contract (as defined in Section 2.10), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any Material Contract;

          (k) except in each case for rights or other assets acquired, leased, licensed, disposed of, waived or relinquished in the ordinary course of business and consistent with past practices (and except as listed on Part 2.5(i) of the Company Disclosure Schedule), the Company has not, and none of its Subsidiaries have, (i) acquired, leased or licensed any material right or other material asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person, or
(iii) waived or relinquished any right;

          (l) except as set forth in Part 2.5(l) of the Company Disclosure Schedule, the Company has not, and none of its Subsidiaries have, written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $10,000 with respect to any single matter, or in excess of $25,000 in the aggregate;

          (m) except as set forth in Part 2.5(m) of the Company Disclosure Schedule, the Company has not, and none of its Subsidiaries have, made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except in the ordinary course of business and consistent with past practices;

          (n) except as set forth in Part 2.8(b) of the Company Disclosure Schedule, the Company has not, and none of its Subsidiaries have, (i) lent money to any Person, other than routine travel or relocation advances made to employees in the ordinary course of business, or (ii) incurred or guaranteed any indebtedness for borrowed money;

          (o) except as set forth on Part 2.5(o) of the Company Disclosure Schedule, the Company has not (i) established or adopted any Plan (as defined in Section 2.16(a)), (ii) caused or permitted any Plan to be amended in any material respect (except as required to maintain the qualified status of the Plan under Code Section 401(a)), or (iii) paid any material bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (it being understood that, for purposes of this paragraph (o), "material increases" means, for any individual, salary increases more than $15,000, borrowings more than $10,000, bonuses more than $10,000 and commissions more than $25,000 (in each case in the aggregate for such individual);

          (p) the Company has not, and none of its Subsidiaries have, changed any of its methods of accounting or accounting practices in any respect;

          (q) except as set forth in Part 2.5(q) of the Company Disclosure Schedule, the Company has not, and none of its Subsidiaries have, commenced or settled any Legal Proceeding;

          (r) the Company has not, and none of its Subsidiaries have, entered into any employment or other agreement requiring compensation for employment in excess of $100,000 or for severance upon termination with any of its officers, directors or employees not reflected on Part 2.5(r) or Part 2.10(a) of the Company Disclosure Schedule;

          (s) except as set forth on Part 2.5(s) of the Company Disclosure Schedule, the Company has not and none of its Subsidiaries has, entered into any transaction that has had, or, to the Company's Knowledge, could reasonably be expected to have, a Material Adverse Effect on the Company; and

          (t) the Company has not, and none of its Subsidiaries has, agreed or committed to take any of the actions referred to in clauses "(c)" through "(s)" above.

     2.6 Leasehold; Equipment. The Company does not, nor does any of its Subsidiaries, own any real property. All real property leased by the Company and its Subsidiaries is identified in Part 2.6 of the Company Disclosure Schedule. All such real property is being leased pursuant to lease agreements that are in full force and effect, and are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or its Subsidiaries or, to the Company's Knowledge, by any other party thereto that would result in a Material Adverse Effect. All material items of equipment and other tangible assets owned by or leased to the Company or any of its Subsidiaries are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Company and its Subsidiaries in the manner in which such business is currently being conducted.

     2.7 Title to Assets. Each of the Company and its Subsidiaries owns, and has good, valid and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business except as reflected in the Company Financial Statements and Most Recent Balance Sheet, including: (i) all assets reflected on the Most Recent Balance Sheet; and (ii) all other assets reflected in the books and records of the Company as being owned or leased by the Company. All of such assets are owned or leased by the Company free and clear of any Encumbrances, except in the case of leased or purchased equipment as set forth in the Contract pursuant to which such assets were leased or acquired.

     2.8  Receivables; Significant Customers.

          (a) Part 2.8(a) of the Company Disclosure Schedule provides an accurate and complete breakdown as of April 30, 2000 of the committed but undelivered contracts of the Company and its Subsidiaries ("Backlog Schedule") with respect to executed contracts for software and services to be provided to customers by the Company. With respect to each customer contract listed in the Backlog Schedule, the information set forth in the columns titled "License", "Services" and "Maintenance" accurately reflect the Company's current good faith projections for fees to be billed and earned under the applicable contracts for "License", "Services" or "Maintenance," as applicable, including estimated fees for services expected to be rendered on a time and materials basis based upon the Company's best good faith estimate of the total projected hours to deliver the products and services. Notwithstanding anything to the contrary such information represents only the Company's good faith estimates and the actual amounts earned and billed may vary from the estimates.

          (b) Part 2.8(b) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all loans and advances made by the Company or any of its Subsidiaries to any employee, director, consultant or independent contractor of the Company or any of its Subsidiaries, other than routine travel or relocation advances made to employees in the ordinary course of business.

          (c) For the purposes of this Agreement, "Significant Customers" are the ten (10) customers of the Company and its Subsidiaries that have effected the most purchases, in dollar terms, and accounted for the most revenues, in dollar terms, during each of the past four (4) fiscal quarters. Except as set forth in Part

2.8(c) of the Company Disclosure Schedule, none of the Significant Customers has canceled, returned or substantially reduced or, to the Knowledge of the Company, is currently attempting or threatening to cancel, return or substantially reduce, any purchases from, orders to or services provided by the Company or any of its Subsidiaries. To the Knowledge of the Company, since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has received any material customer complaints concerning its products and/or services, nor has it had any of its products returned by a customer or threatened to be returned by a customer nor is it aware that any customer may return any products.

     2.9  Proprietary Assets.

          (a) The Company and each of its Subsidiaries owns, or is licensed to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, schematics, design and other drawings, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material (excluding Company Commercial Software Rights (as defined below)) that are used or currently proposed by the Company and each of its Subsidiaries to be used in the business of the Company and of its Subsidiaries as currently conducted or as currently proposed to be conducted as of the date hereof or as of the Closing Date (the "Company Intellectual Property Rights"). Part 2.9(a) of the Company Disclosure Schedule
(i) sets forth a complete list of all patents, patent applications, registered trademarks, unregistered copyrights, trade names and service marks, and any applications therefor, included in the Company Intellectual Property Rights;
(ii) specifies the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners, together with a list of all of the currently marketed software products of the Company and each of its Subsidiaries and a list of which, if any, of such software products that have been registered for copyright protection with the United States Copyright Office and any foreign offices and by whom such items have been registered and
(iii) as to each such Company Intellectual Property Right, specifies whether it is owned by the Company and each of its Subsidiaries or licensed to the Company or its Subsidiaries by another Person and, in the cases of any license, sets forth (i) the licensor, (ii) the term of such license, and (iii) the amount of the license fee payable thereunder.

          (b) Part 2.9(b) of the Company Disclosure Schedule also sets forth a complete list of all licenses, sublicenses and other agreements pursuant to which the Company or its Subsidiaries has licensed any other Person to use any Company Intellectual Property Right or other trade secret material to the Company or its Subsidiaries, and includes the identity of such licensees, provided, however, that standard end user licenses to object code versions of software of the Company and its Subsidiaries need not be listed. The Company is not, nor will it be and none of its Subsidiaries are, nor will they be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any license, sublicense or agreement described on such list, nor will the execution, delivery or performance of this Agreement terminate thereunder. Except as set forth on Part 2.9(b) of the Company Disclosure Schedule, the Company or one of its Subsidiaries is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any liens, encumbrances or licenses, other than end user licenses), the Company Intellectual Property Rights, and has sole and exclusive rights, and is not contractually obligated to pay any compensation to any third party for the use thereof or the material covered thereby in connection with the services or products in respect of which such Company Intellectual Property Rights are being used.

          (c) Except as set forth on Part 2.9(c) of the Company Disclosure Schedule, the Company and each of its Subsidiaries has sufficient rights under the license agreements for all Company Intellectual Property Rights licensed to the Company and each of its Subsidiaries to use such Company Intellectual Property Rights in its business as currently conducted and as proposed to be conducted without payment of royalties or other compensation to the licensor thereof. No claims with respect to the Company Intellectual Property Rights have been asserted or, to the Knowledge of the Company, are threatened by any Person
(i) to the effect that the manufacture, sale, licensing or use of any product as, now used, sold or licensed or proposed for use, sale or license by the Company or its Subsidiaries infringes on any copyright, patent, trade mark, service mark or trade secret, (ii) against the use by the Company or its Subsidiaries of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company's and each of its Subsidiaries' business as currently conducted or as proposed by the Company and each of its Subsidiaries to be conducted, or (iii) challenging the ownership, validity or effectiveness of any of the owned Company Intellectual Property Rights.

          (d) Except as set forth on Part 2.9(d) of the Company Disclosure Schedule, all registered and material unregistered trademarks, service marks and copyrights held by the Company are valid and subsisting. To the Knowledge of the Company, there is no material unauthorized use, infringement or misappropriation of any of the owned Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries. No Company Intellectual Property Right owned by the Company or any of its Subsidiaries or product of the Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing thereof by the Company or any of its Subsidiaries. There is no outstanding order, judgment, decree or stipulation against the Company or any of its Subsidiaries, and the Company and each of its Subsidiaries is not party to any agreement, restricting in any manner the licensing of the Company and each of its Subsidiaries' products by the Company and each of its Subsidiaries. Except for end user licenses or as otherwise set forth on Part 2.9(d) of the Company Disclosure Schedule, the Company has not entered into any agreement to indemnify any Person against any charge of infringement of any Company Intellectual Property Right.

          (e) Except as set forth on Part 2.9(e) of the Company Disclosure Schedule, each current employee, consultant, designer, product developer or independent contractor of the Company and each of its Subsidiaries, and each past (whose employment or other relationship with the Company or its Subsidiaries terminated on or after January 1, 1997) employee, consultant, designer, product developer or independent contractor of the Company and each of its Subsidiaries, who prior to the Effective Time had access to any Company Intellectual Property Right or participated in the design or development of any Company Intellectual Property Right or any product currently marketed, or currently under design or development, by the Company of any of its Subsidiaries (each such Person so involved in design or development being referred to as a "Developer") has signed a proprietary information agreement with the Company and each of its Subsidiaries (as applicable) containing non-disclosure and, with respect to each Developer, inventions assignment/ownership provisions, and correct copies of all such agreements have been delivered to Parent and no commissions, royalties, share of profits or other payments are now due or will ever be due to such persons as the result of the sale or licensing of any intellectual property used by the Company and each of its Subsidiaries or of any product sold or licensed by the Company or its Subsidiaries.

          (f) "Company Commercial Software Rights" means packaged commercially available software programs generally available to the public which have been licensed to the Company and its Subsidiaries pursuant to end-user licenses and which are used in the Company or its Subsidiaries' business but are in no way a component of or incorporated in any of the Company or its Subsidiaries' products and related trademarks, technology and know-how. Neither the Company nor its Subsidiaries has breached or violated the terms of its license, sublicense or other agreement relating to any Company Commercial Software Rights and has a valid right to use such Company Commercial Software Rights under such license and agreements. No claims with respect to the Company Commercial Software Rights have been asserted or, to the Knowledge of the Company, are threatened by any Person against the Company or its Subsidiaries. To the Knowledge of the Company, there is not, nor has there been, unauthorized use, infringement or misappropriation of any of the Company Commercial Software Rights by the Company or its Subsidiaries or any employee, consultant, designer, product developer, or independent contractor of the Company or its Subsidiaries.

     2.10 Contracts.

          (a) Part 2.10 of the Company Disclosure Schedule identifies each Contract of the Company or any of its Subsidiaries that constitutes a "Material Contract." For purposes of this Agreement, each of the following shall be deemed to constitute a "Material Contract":

               (i)    any collective bargaining Contract;

               (ii) (A) any written Contract or outstanding offer relating to the employment of, or the performance of services by, any employee, consultant, designer, product developer or independent contractor for $100,000 per year or more (B) any Contract pursuant to which the Company or any of its Subsidiaries is required to make any severance, termination or similar payment, bonus, deferred compensation, incentive compensation or relocation payment or any other payment (other than payments in respect of salary less than $100,000) to any current or former employee or director of the Company or any of its Subsidiaries and (C) any Contract or Plan (including, without limitation, any stock option plan, stock appreciation plan or stock purchase plan), any of the benefits of which may be increased, or the vesting of benefits of which may be accelerated as a result of the Merger or otherwise;

               (iii) any insurance policy, fidelity or surety bond or completion bond;

               (iv) any Contract not listed on Part 2.9 of the Company Disclosure Schedule (A) relating to the acquisition, transfer, development, sharing, license (to or by the Company or any of its Subsidiaries), use or other exploitation of any Proprietary Asset (except for any Company Commercial Software Rights or other Contracts pursuant to which any Proprietary Asset is licensed to the Company or any of its Subsidiaries for internal use under any third party software license generally available to the public); or (B) with respect to the distribution or marketing of any products of the Company or any of its Subsidiaries;

               (v)    any lease of real property;

               (vi) any Contract not listed on Part 2.9 (a), (b), (d) or (e) of the Company Disclosure Schedule or which both is not granting Company Commercial Software Rights to the Company and its Subsidiaries and involves goods or services of $100,000 or more in any twelve-month period that provides for indemnification or guaranty not entered into in the ordinary course of business, but in any event any Contract that provides for indemnification of any officer, director, employee or agent of the Company or any one of its Subsidiaries;

               (vii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause
(iii) hereof

(other than extensions of credit from customers or suppliers in the ordinary course of business);

               (viii) any Contract imposing any restriction on the right or ability of the Company or any of its Subsidiaries (A) to compete in any market or geographic area with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) to develop or distribute any technology;

               (ix) any Contract (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities (other than the issuance of Company Common Stock upon the valid exercise of Company Options outstanding as of the date of this Agreement), (B) providing any Person with any preemptive right or any similar right with respect to any securities, or (C) providing the Company or any of its Subsidiaries with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

               (x) any Contract requiring that the Company or any of its Subsidiaries give any notice or provide any information to any Person prior to accepting any Acquisition Proposal;

               (xi) any Contract that contemplates or involves payment or delivery by the Company or its Subsidiaries of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate, or contemplates or involves the performance by the Company or its Subsidiaries of services having a value in excess of $25,000 in the aggregate;

               (xii) any Contract currently in force to disclose or deliver to any Person, or permit the disclosure or delivery to any escrow agent or other Person, of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in or relating to any source code, of any Company Intellectual Property Rights;

               (xiii) any Contract or Plan (including, without limitation, any stock option plan, stock appreciation plan or stock purchase plan), any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the execution of this Agreement or the consummation of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

               (xiv) any joint marketing or development Contract currently in force under which the Company or any of its Subsidiaries has continuing obligations to jointly market any product, technology or service, or any material Contract pursuant to which the Company or any of its Subsidiaries has continuing obligations to jointly develop any Proprietary Asset;

               (xv) all commitments for trade shows including deposits made or due, the dates, locations of the shows and the locations reserved for the booth of the Company or any of its Subsidiaries;

               (xvi) any joint venture, partnership or other cooperative arrangement or agreement involving a sharing of profits or losses; and

               (xvii) any agreement governing any of the transactions or arrangements set forth on the Backlog Schedule.

          (b) Each Material Contract is valid and in full force and effect, and is enforceable by the Company or its Subsidiaries, as the case may be, in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          (c)  Except as set forth in Part 2.10(c) of the Company Disclosure
Schedule: (i) neither the Company nor any of its Subsidiaries has violated or breached, or committed any default under, any Contract, and, to the Company's Knowledge, no other Person has violated or breached, or committed any default under, any Contract; (ii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Contract of the Company or any of its Subsidiaries, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to a rebate, chargeback, penalty or change in delivery schedule under any Contract of the Company or any of its Subsidiaries involving $10,000 or more, (D) give any Person the right to accelerate the maturity or performance of any Contract of the Company or any of its Subsidiaries, or (E) give any Person the right to cancel, terminate or modify any Contract of the Company or any of its Subsidiaries; and (iii) neither the Company or any of its Subsidiaries, nor any of their directors, officers, management employees, lawyers or accountants has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Contract of the Company or any of its Subsidiaries.

          (d) There is no Contract of the Company or any of its Subsidiaries to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between the Company or any of its Subsidiaries and any contractor or subcontractor to any Governmental Body).

          (e) No Person is renegotiating, or has a right pursuant to the terms of any Contract of the Company or any of its Subsidiaries to renegotiate, any amount in excess of $5,000 paid or payable to the Company or any of its Subsidiaries under any Contract or any other material term or provision of any Contract.

     2.11 Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities required to be reflected in financial statements in accordance with generally accepted accounting principles consistently applied ("GAAP"), except for: (a) liabilities identified as such in the "liabilities" column of the Most Recent Balance Sheet; (b) normal and recurring liabilities that have been incurred by the Company since the date of the Most Recent Balance Sheet in the ordinary course of business and consistent with past practices; or (c) liabilities set forth in Part 2.11 of the Company Disclosure Schedule.

     2.12 Compliance with Legal Requirements. The Company is, and has at all times since January 1, 1997 (the "Measurement Date") been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Company or any of its Subsidiaries. Since the Measurement Date, neither the Company nor any of its Subsidiaries has received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement. The Company has not and none of its Subsidiaries have violated in any respect (to the Company's Knowledge), or received a notice or charge asserting any violation of the Sherman Act, the Clayton Act, the Robinson-Patman Act, or the Federal Trade Commission Act, each as amended.

     2.13 Certain Business Practices. Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any director, officer, agent or employee of the Company or any of its Subsidiaries has on behalf of or in the name of the Company or any of its Subsidiaries (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

     2.14 Governmental Authorizations. The Company and its Subsidiaries hold all Governmental Authorizations (including, without limitation, export licenses) necessary to enable the Company to conduct its business in the manner in which such business is currently being conducted except for those Governmental Authorizations the failure of which to obtain would not have a Material Adverse Effect. All such Governmental Authorizations are valid and in full force and effect. Each of the Company and its Subsidiaries is, and at all times has been, in substantial compliance with the terms and requirements of such Governmental Authorizations. Neither the Company nor any of its Subsidiaries has received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

     2.15  Tax Matters.

          (a) Except as set forth in Part 2.15(a) of the Company Disclosure Schedule, all Tax Returns required to be filed by or on behalf of the Company and/or its Subsidiaries with any Governmental Body on or before the Closing Date, taking into account any extensions that may have been granted with respect to such Tax Returns before the Closing Date (the "Company Returns") (i) have been or will be filed on or before the applicable due date, (ii) have been, or will be when filed, true, correct and complete and (iii) have been, or will be when filed, prepared in compliance with all applicable Legal Requirements. All Taxes for periods where the due date for payment has occurred and that are owed by the Company or its Subsidiaries, whether or not shown on any Company Return, have been or will be paid on or before the Closing Date. Except as set forth in
Part 2.15(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has requested or been granted an extension of time for filing any Company Return that has not been filed.

          (b) The accruals for Taxes on the books and records of the Company and its Subsidiaries were made in accordance with GAAP and are sufficient to discharge the Taxes for all periods (or portion of any period) ending on or prior to the Closing Date.

          (c) The Company has made available to Parent complete and correct copies of all Company Returns, audit reports and statements of deficiencies for each of the last three taxable years filed by or issued to or with respect to the Company or its Subsidiaries.

          (d) Except as set forth in Part 2.15(d) of the Company Disclosure Schedule, no Company Return has ever been examined or audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company or any of its Subsidiaries. No audit is pending with respect to any Company Return of the Company or any of its Subsidiaries, nor does the Company nor any of its Subsidiaries have Knowledge of any information that an audit by any Governmental Body may be forthcoming.

          (e) No claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax. There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company or any of its Subsidiaries with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document that are being contested in good faith by the Company or any of its Subsidiaries and with respect to which adequate reserves for payment have been established). Neither the Company nor any of its subsidiaries has Knowledge of any basis for the assertion of a deficiency for Taxes. There are no outstanding rulings of, or requests for rulings with, any Governmental Body addressed to the Company or any Subsidiary that are, or if issued would be, binding on the Company or any Subsidiary. There are no liens for Taxes upon any of the assets of the Company or any of its Subsidiaries except liens for current Taxes not yet due and payable and the Company has and its Subsidiaries have no Knowledge of any basis for the assertion of any claim which, if adversely determined, would result in such a lien. The Company has not and none of its Subsidiaries have entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been and none of its Subsidiaries have been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. Neither the Company nor any Subsidiary has any application pending with any Governmental Body requesting permission for any changes in any accounting method. No Governmental Body has proposed any such adjustment or change in accounting method.

          (f) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company or any of its Subsidiaries that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to
Section 280G, 404 or (except as set forth in Part 2.15(f) of the Company Disclosure Schedule) Section 162 of the Code. The Company is not, and never has been, and none of its Subsidiaries are, and never have been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract. Neither the Company nor any of its Subsidiaries has any current or potential contractual obligation to indemnify any other Person with respect to Taxes.

          (g) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than the group the common parent of which is the Company) or any group of corporations filing a consolidated, combined, unitary, or group return under state, local or foreign law (other than the group the common parent of which is the

Company), or (ii) has any liability for the Taxes of any other Person (other than any of the Company and its Subsidiaries) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

          (h) All Taxes required to be withheld, collected or deposited by the Company or any Subsidiary of the Company (including, but not limited to, amounts paid or owing to any employee, creditor, independent contractor or other Person) have been timely withheld, collected or deposited and, to the extent required, have been timely paid to the relevant Governmental Body.

          (i) Except as set forth in Part 2.15(i) of the Company Disclosure Schedule (which will be provided prior to the Closing Date), (i) the Company and its Subsidiaries are not and have not been subject to tax in any jurisdiction outside the United States and (ii) neither the Company nor any Subsidiary of the Company has ever had a permanent establishment in any foreign country, as defined in the relevant tax treaty between the United States and such foreign country, or has ever otherwise operated or conducted business through any branch in any foreign country.

          (j) No closing agreement or settlement agreement pursuant to any provision of any Tax law has been entered into with any Governmental Body by or with respect to which the Company or any Subsidiary of the Company which requires the Company or any Subsidiary of the Company to include any item of income in, or exclude any item of deduction from, any Tax Return for any taxable period ending after the date hereof.

          (k) Neither the Company nor any of its Subsidiaries has ever been either a "distributing corporation" or a "controlled corporation" in connection with a distribution of stock qualifying for tax-free treatment, in whole or in part, pursuant to Section 355 of the Code.

          (l) No claim has been made against the Company or any of its Subsidiaries by any taxing authority in any jurisdiction where the Company or any of its Subsidiaries does not pay Tax or file Company Returns that the Company or any of its Subsidiaries is or may be subject to Taxes assessed by such jurisdiction and, to the Knowledge of the Company and the Company Subsidiaries, no such claim can reasonably be made.

          (m) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (n) None of the assets of the Company or any of its Subsidiaries is property which the Company or a Subsidiary of the Company is required to treat as being owned by any other Person pursuant to the so-called "safe-harbor lease" provisions of former Section 168(f)(8) of the Code.

          (o) Each asset with respect to which the Company or any of its Subsidiaries claims depreciation, amortization or similar expense for Tax purposes is owned for Tax purposes by the Company or the relevant Subsidiary. None of the property owned or used by the Company or any of its Subsidiaries is subject to a lease that is not a "true lease" for federal income tax purposes.

          (p) None of the assets of the Company or any of its Subsidiaries is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

          (q) None of the assets of the Company or any of its Subsidiaries directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

          (r) All elections with respect to Taxes affecting the Company or any of its Subsidiaries are set forth in Part 2.15(r) of the Company Disclosure Schedule. After the date hereof, no election with respect to Taxes will be made without the written consent of the Parent.

          (s) The Company has not distributed and will not distribute to its shareholders, in connection with or in contemplation of the transactions contemplated by this Agreement, an amount of its assets, including cash, with a fair market value greater than ten percent (10%) of the fair market value of the net assets or thirty percent (30%) of the fair market value of the gross assets (within the meaning of Rev. Proc. 86-42) held by the Company immediately prior to any such distribution.

          (t) The Company's and its Subsidiaries' tax basis in their assets for purposes of determining their respective future amortization, depreciation and other federal income tax deductions is accurately reflected on their respective tax books and records.

          (u) As of the date hereof, the net operating losses of the Company and its Subsidiaries are not subject to Sections 382 or 269 of the Code, Treas. Reg. (Section) 1.1502-21T(c), or any similar provisions of the Code or the Treasury Regulations otherwise limiting the use of the net operating losses of the Company or its Subsidiaries.

          (v) Neither the Company nor its Subsidiaries are subject to any penalty by reason of a violation of any order, rule or regulation of, or default with respect to any Company Return required to be filed with, any Governmental Body to which it is subject.

          (w) Neither the Company nor any of its Subsidiaries has any excess loss account (as defined in Treas. Reg (Section) 1.1502-19) with respect to the stock of any Subsidiary.

     2.16  Employee and Labor Matters; Benefit Plans.

          (a) Part 2.16(a) of the Company Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any current or former employee or director of, or current or former consultant or contractor to, the Company or its subsidiaries.

          (b) Except as set forth in Part 2.16(b) of the Company Disclosure Schedule, the Company does not, and nor do any of its subsidiaries, maintain, sponsor or contribute to, and the Company has not, and nor have any of its Subsidiaries, at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of employees or former employees of the Company and its Subsidiaries (a "Pension Plan"). None of the Plans identified in Part 2.16(b) of the Company Disclosure Schedule is subject to Title IV of ERISA or Section 412 of the Code.

          (c) Except as set forth in Part 2.16(c) of the Company Disclosure Schedule, the Company does not, and nor do any of its Subsidiaries, maintain, sponsor or contribute to any: (i) employee welfare benefit plan (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of any employee or former employee or director of, or current or former consultant or contractor to, the Company and its Subsidiaries (a "Welfare Plan"), or (ii) self-funded medical, dental or other similar Plan. None of the Plans identified in Section 2.16(c) of the Company Disclosure Schedule is a multi-employer plan (within the meaning of Section 3(37) of ERISA).

          (d) With respect to each Plan, the Company has delivered to Parent, on behalf of itself and each of its Subsidiaries: (i) an accurate and complete copy of such Plan (including all amendments thereto); (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last two years; (iii) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Plan, (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof; (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code) and any governmental advisory opinions, rulings, compliance statements, closing agreements, or similar materials specific to such Plan.

          (e) The Company is not and never, and none of its Subsidiaries is or ever, has been required to be treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. The Company has never and none of its Subsidiaries has ever made a complete or partial withdrawal from a multi-employer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

          (f) Neither the Company nor any of its Subsidiaries has any plan or commitment to create any Welfare Plan or any additional Pension Plan, or to modify or change any existing Pension Plan (other than to comply with applicable law, including, without limitation, amendments to the Code and ERISA made by the Uniformed Services Employment and Reemployment Rights Act of 1994 ("USERRA"), the Uruguay Round Agreement Act ("GATT"), the Small Business Job Protection Act of 1996 ("SBJPA") and the Taxpayer Relief Act of 1997 ("TRA '97")) in a manner that would affect any current or former employee or director of, or current or former consultant or contractor to, of the Company or any of its Subsidiaries. The Company has not and none of its Subsidiaries has agreed in writing to maintain any Plan for any period of time and each such Plan is terminable at the sole discretion of the sponsor thereof, subject only to such constraints as may imposed by applicable law.

          (g) No Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former employee or director of, or current or former consultant or contractor to, the Company or any Subsidiary after any such individual's termination of service other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to
Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Company Balance Sheet, and (iii) benefits the full cost of which are borne by such individuals of the Company or any Subsidiary (or their beneficiaries)). Notwithstanding the foregoing, certain individual employees have such benefits under their employment agreements as disclosed in Part 2.10(a)(ii) of the Company Disclosure Schedule.

          (h) With respect to any Plan constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects. Part 2.16(h) of the Company Disclosure Schedule describes all obligations of the Company or any of its Subsidiaries as of the date of this Agreement under any of the provisions of COBRA.

          (i) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code. There is no pending or, to the Knowledge of the Company, threatened legal action, proceeding or investigation, other than routine claims for benefits, concerning any Plan or to the best knowledge of the Company any fiduciary or service provider thereof with respect to the Plans and, to the Knowledge of the Company, there is no basis for any such legal action or proceeding. No Plan nor any party in interest with respect thereof has engaged in a prohibited transaction which could subject the Company or any of its Subsidiaries directly or indirectly to liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code. With respect to each Plan for which a separate fund of assets is or is required to be maintained, full payment has been made of all amounts required of the Company, under the terms of each such Plan or applicable law, as applied through the Closing Date.

          (j) Each of the Plans intended to be qualified under Section 401(a) of the Code has either received a favorable determination from the Internal Revenue Service as to its qualified status under the Code (or relies on a favorable opinion letter issued by the Internal Revenue Service with respect to a standardized form of prototype plan adopted by the Company or its Subsidiaries, as the case may be) or the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination with respect to the Plan has not expired, and the Company is not aware of any reason why any such determination letter should be revoked or which requires or could require action under the compliance resolution programs of the Internal Revenue Service to preserve such qualification.

          (k) Except as set forth in Part 2.16(k) of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, alone or in combination with any other event or action, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former employee or director of, or current or former consultant or contractor to, the Company or any of its Subsidiaries (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits (other than as required under Section 411(d)(3) of the Code in connection with the termination or partial termination of a Plan).

          (l) Part 2.16(l) of the Company Disclosure Schedule contains a list of all salaried employees of the Company and its Subsidiaries as of the date of this Agreement, and correctly reflects, in all material respects, their base salaries, their targeted annual bonus amounts, their dates of employment and their positions. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining contract or other Contract with a labor union involving any of its employees. Except as set forth in Part 2.16(l) of the Company Disclosure Schedule, all of the employees of the Company and its Subsidiaries are "at will" employees and each current or former contractor or consultant to the Company and its Subsidiaries is and has at all times been properly characterized as such.

          (m) Part 2.16(m) of the Company Disclosure Schedule identifies each employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

          (n) Each Plan complies in all material respects with all applicable Legal Requirements. The Company and each of its Subsidiaries is in compliance in all material respects with all Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

          (o) The Company and each of its Subsidiaries has good labor relations, and the Company does not have any Knowledge that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the labor relations of the Company or any of its Subsidiaries, or (ii) any of the employees of the Company or any of its Subsidiaries intends to terminate his or her employment with the Company or its Subsidiary, as the case may be.

     2.17 Environmental Matters. The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company and its Subsidiaries of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. To the Knowledge of the Company, there is no pending or threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation inquiry or information request by an Governmental Body, relating to any Environmental Law involving the Company or its Subsidiaries. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company or its Subsidiaries is not in compliance with any

Environmental Law. To the Knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. To the Knowledge of the Company, all property that is leased to, controlled by or used by the Company and its Subsidiaries, and all surface water, groundwater and soil associated with or adjacent to such property is in clean and healthful condition and is free of any material environmental contamination of any nature.

     2.18 Insurance. Part 2.18 of the Company Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, software, errors and omissions, employees, officers and directors of the Company, as well as all claims made under any insurance policy by the Company since the Measurement Date, other than health insurance claims. Each such insurance policy is in full force and effect. All premiums payable under all such policies and bonds have been paid and the Company is otherwise in compliance in all material respects with the terms of such policies and bonds. Such policies of insurance and bonds are of the type and in amounts customarily carried by persons conducting businesses similar to those of the Company. Since the Measurement Date, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy, other than health insurance claims, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. Except as set forth in Part 2.18 of the Company Disclosure Schedule, there is no pending claim (including any workers' compensation claim) other than health insurance claims under or based upon any insurance policy of the Company; and no event has occurred, and to the Knowledge of the Company, no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim.

     2.19 Related Party Transactions. Except as set forth in Part 2.19 of the Company Disclosure Schedule, (a) no Related Party has, and no Related Party has had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is indebted to the Company; (c) to the Knowledge of the Company, no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company; (d) to the Knowledge of the Company, no Related Party is competing, or has, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (other than rights under Company Options and rights to receive compensation for services performed as an employee of the Company).

     2.20  Legal Proceedings; Orders.

          (a) Part 2.20 of the Company Disclosure Schedule accurately lists all Legal Proceedings pending or, to the Knowledge of the Company, threatened or which the Company expects will ultimately be threatened or commenced. There is no pending Legal Proceeding, and to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company, including, without limitation, any Company Intellectual Property Right; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, cause or provide a basis for a director, officer or other Representative of the Company to seek indemnification from, or commence a Legal Proceeding against or involving, the Company.

          (b) There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. No officer or, to the Knowledge of the Company, other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or of the Parent and its Subsidiaries.

     2.21 Authority; Inapplicability of Anti-takeover Statutes; Binding Nature of Agreement. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of the Company (a) has determined that the Merger is advisable and fair and in the best interests of the Company and its shareholders, (b) has approved the execution, delivery and performance of this Agreement by the Company and has approved the Merger, (c) prior to the Closing Date, will have recommended the adoption and approval of this Agreement and the Merger by the Company's shareholders and directed that this Agreement and the Merger be submitted for consideration by the Company's shareholders by action by written consent in lieu of Company shareholders' meeting, and (d) has adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. As of the Effective Time, each of the Designated Shareholders and Other Shareholders has delivered a valid consent to the Merger and a valid waiver of dissenters' rights in connection therewith.

     2.22 No Existing Discussions. Neither the Company nor any Representative of the Company, is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal other than the Merger.

     2.23 Vote Required. The affirmative vote by written consent of the holders of a simple majority of the shares of Company Common Stock outstanding and two-thirds of the Series A Preferred Stock outstanding is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt and approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

     2.24 Non-Contravention; Consents. Except as set forth in Part 2.24 of the Company Disclosure Schedule, neither (i) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

           (a) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of the Company or any of its Subsidiaries;

           (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

           (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company or to any of the assets owned or used by the Company;

           (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Contract, (iii) accelerate the maturity or performance of any such Company Contract, or (iv) cancel, terminate or modify any term of such Company Contract;

          (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for liens that will not, in any case or in the aggregate have a Material Adverse Effect); or

          (f) result in the disclosure or delivery to any Person (other than Parent or Merger Sub) of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in or relating to any source code, of any material Company Intellectual Property Right, or the transfer of any material asset of the Company to any Person (other than Parent or Merger Sub).

     Except as may be required by the DGCL or as set forth in Part 2.24 of the Company Disclosure Schedule, the Company was not, is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

     2.25 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     2.26 Full Disclosure. This Agreement (including the Company Disclosure Schedule) does not, and the certificate referred to in Section 6.5(g) will not,
(i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

     2.27 Customs. The Company and its Subsidiaries have acted with reasonable care to properly value and classify, in accordance with applicable tariff laws, rules and regulations, all goods that the Company and its Subsidiaries import into the United States or any other country (the "Imported Goods"). There are currently no claims for material amounts pending against the Company or any of its Subsidiaries by the U.S. Customs Service (or other foreign customs authorities) relating to the valuation, classification or marking of the Imported Goods. There have not been any material penalties assessed or claimed by the U.S. Customs Service or foreign customs authorities with respect to the Imported Goods. The

Company has paid to the U.S. Customs Service and relevant foreign customs authorities, with such exceptions as are not material, all duties, tariffs and excise taxes assessed, due and payable with such exceptions as would not result, in any individual case or series of related cases in a Material Adverse Effect on the Company.

     2.28 Legends. All technical data, computer software and Company Commercial Software Rights delivered or otherwise provided or made available by or on behalf of the Company to Governmental Bodies in connection with Government Contracts have been marked with all markings and legends (including "restricted rights" legends and "government purpose license rights" legends) appropriate (under the Federal Acquisition Regulations, under other applicable Legal Requirements or otherwise) to ensure that no Governmental Body or other Person is able to acquire any unlimited rights with respect to any of such technical data, computer software or Company Commercial Software Rights and to ensure that the Company has not lost or relinquished and will not lose or relinquish any material rights with respect thereto.

     2.29 Books and Records. The minute books and other similar records of the Company contain true and complete records of all actions taken at any meetings of the Company's shareholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company contain an accurate record of all stock issuances and stock transfers of the Company Common Stock, Company Preferred Stock and the capital stock of the Company's Subsidiaries and have been maintained in accordance with good business and bookkeeping practices.

     2.30 Banking Facilities. Part 2.30 of the Company Disclosure Schedule identifies:

           (a) Each bank, savings and loan or similar financial institution in which the Company or any of its Subsidiaries has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by the Company or its Subsidiaries at such bank, savings and loan or similar financial institution; and

           (b) The names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility, together with a description of the authority (and conditions thereof, if any) or each such person with respect thereto.

3.   Additional Representations and Warranties of the Designated Shareholders

     Each of the Designated Shareholders and Other Shareholders, individually and not jointly, and each as to himself, herself or itself, and not as to any other

Designated Shareholder or Other Shareholder, hereby represents and warrants to Parent and Merger Sub as of the date of such party's execution and delivery of this Agreement and as of the Closing Date as follows (such representations and warranties do not lessen or obviate the representations and warranties of the Company set forth in Section 2 of this Agreement):

     3.1 Requisite Power and Authority. Such party has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out its provisions. All action on the part of such party required for the lawful execution and delivery of this Agreement has been or will be taken prior to the Closing. Upon execution and delivery, this Agreement will be the valid and binding obligation of such party, enforceable in accordance with its terms, subject to (i) laws of general application relating to the bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     3.2 Transfer Restrictions. Such party acknowledges and agrees that the shares of Common Stock to be issued to such party in the Merger (the "Shares") have not been registered under the Securities Act and are subject to restrictions on transfer as follows:

          (a) Such party agrees not to make any disposition of all or any portion of the Shares received by such party unless and until:

               (i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

               (ii) The proposed disposition is made pursuant to an exemption from registration under the Securities Act and applicable state securities laws and (A) if such disposition occurs prior to the first anniversary of the Closing Date the transferee has agreed in writing to be bound by the terms of Section
3.2 of this Agreement, (B) such party shall have notified Parent of the proposed disposition and shall have furnished Parent with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by Parent, such party shall have furnished Parent with an opinion of counsel, reasonably satisfactory to Parent, that such disposition will not require registration of such shares under the Securities Act.

               (iii) Notwithstanding the provisions of paragraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by any such party that is to a member of the Affiliated Group of such party; provided that the transferee will be subject to the terms of Section
3.2 of this Agreement to the same extent as if such transferee were the original party hereunder.

          (b) Each certificate representing Common Stock issued in accordance with this Agreement shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws or as provided elsewhere in this Agreement):

     THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

          (c) Parent shall be obligated to reissue promptly unlegended certificates at the request of such party if it shall have obtained an opinion of counsel (which counsel may be counsel to Parent) reasonably acceptable to Parent to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

          (d) Such party has received and reviewed the Parent SEC Documents, the due diligence materials provided by Parent to the Company's management and, as of the Closing Date, the shareholder disclosure documents provided by Parent to the Company shareholders.

     3.3 Reliance Upon Representations, Warranties and Covenants. Such party understands that the representations, warranties and covenants of such party set forth herein will be relied upon by Parent, the Company and their respective counsel and accounting firms.

4.   Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company, the Designated Shareholders and the Other Shareholders as follows:

     4.1 Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the Parent or the ability of Parent and Merger Sub to consummate the transactions contemplated hereby.

     4.2  SEC Filings; Financial Statements.

          (a) Parent has made available to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement

(on a form other than Form S-3 or S-8) and definitive proxy statement filed by Parent with the SEC between January 1, 2000 and the date of this Agreement (the "Parent SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b)  The consolidated financial statements contained in the Parent SEC
Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present in all material respects the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

     4.3 Authority; Binding Nature of Agreement. Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement, and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     4.4 Valid Issuance. The Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

     4.5 Non-Contravention; Consents. Neither (i) Parent or Merger Sub's execution, delivery or performance of this Agreement or any of the other agreements contemplated by this Agreement, (ii) the consummation of the Merger will (with or without the lapse of time), nor (iii) the issuance of the shares of Common Stock to be issued in the Merger, (a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Merger Sub, or (b) result in a default by Parent or Merger Sub under any

Contract to which either Parent or Merger Sub a party, except for any default that has not had and will not have a Material Adverse Effect on Parent, (c) result in a violation by Parent or Merger Sub of any laws, order, writ, injunction, judgment or decree to which Parent or Merger Sub is subject, except for any violation that has not had and will not have a Material Adverse Effect on Parent, or (d) require registration of such issuance pursuant to the Securities Act or any state securities laws. To Parent's Knowledge, except as may be required by the Securities Act, the Exchange Act, state securities or "blue sky" laws, the DGCL and the HSR Act, Parent is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of this Agreement, the consummation of the Merger, or the issuance of the shares of Common Stock pursuant thereto.

     4.6 Absence of Certain Changes or Events. Between January 1, 2000 and the date hereof, except as disclosed in the Parent SEC Documents, there has not been any event that has had or could reasonably be expected to have a Material Adverse Effect on Parent.

     4.7 No Vote Required. No vote of Parent's stockholders is necessary to adopt and approve this Agreement, the Merger and the other transactions contemplated by this Agreement, or to issue the Common Stock to be issued in the Merger.

     4.8 Ownership of Merger Sub; No Prior Activities. Merger Sub is a newly formed corporation that has conducted no business activity and was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person. Neither Parent nor any of its Affiliates has taken or agreed to take any action or failed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. Parent has no present plan or intention to cause the Company to sell or otherwise dispose of any of its assets or any assets of Merger Sub acquired in the Merger, except for dispositions in the ordinary course of business or transfers described in Section 368(a)(2)(c) of the Code. Prior to the Merger, Parent will be in control of Merger Sub within the meaning of Section 368(c) of the Code. Merger Sub has no plan or intention to issue additional shares of its stock that would result in Parent losing control of Merger Sub within the meaning of Section 368(c) of the Code. Parent has no plan or intention to liquidate Merger Sub; to merge Merger Sub with or into another corporation or other entity; or to sell or otherwise dispose of stock of Merger Sub except for transfers of stock permitted by Treas. Reg. (Section)1.368-

2(k). Following the Merger, Company will continue its historic business or use a significant portion of its historic business assets in a business. Parent is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     4.9 Registration Rights. The only agreements pursuant to which Parent has agreed to register the resale of any Common Stock are (a) the Agreement and Plan of Merger and Reorganization, dated August 13, 1999, among Parent, Gino Borland, Gino Borland Inc. and Borland Acquisition Corp., (b) the Payment and Registration Rights Agreement, dated as of December __, 1999, between Parent and Microstrategy, Inc. and (c) the Agreement and Plan of Merger and Reorganization, dated March 20, 2000, among Parent, Knowledge Stream Partners, Inc., KSP Acquisition Corp. and Robert van der Hooning.

5.   Certain Covenants of the Parties

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time (except as otherwise provided herein), the parties hereto agree (except to the extent that the other parties hereto shall otherwise consent in writing) that:

     5.1 Operation of Business. The Company will conduct the business of the Company and its Subsidiaries only in the ordinary course of business. The Company shall carry on its business and that of its Subsidiaries only in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with key customers, suppliers, distributors, licensors, licensees and others having business dealings with it so that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. The Company shall also report to Parent on a regular basis concerning the business, operations and financial condition of the Company and its Subsidiaries. The Company shall promptly notify Parent of any event or occurrence not in the ordinary course of business of the Company or its Subsidiaries, and any event of which the Company is aware which reasonably would be expected to have a Material Adverse Effect on the Company (even if the likelihood of such event has previously been disclosed in the Company Disclosure Schedule). Except as expressly contemplated by this Agreement or disclosed in the Company Disclosure Schedule, and in furtherance of the foregoing, the Company shall not and shall not permit its Subsidiaries, without the prior written consent of Parent:

          (a) except pursuant to mandatory terms under options outstanding on the date hereof, accelerate, amend or change the period of exercisability of such options, or authorize cash payments in exchange for any such options or warrants;

          (b) enter into any commitment or transaction not in the ordinary course of business to be performed over a period longer than six months in duration, or to make any capital expenditure in excess of $1,000;

          (c) grant any severance or termination pay to any director, officer, employee or consultant;

          (d) transfer to any person or entity any rights to any of the Company Intellectual Property Rights;

          (e) enter into or amend any agreements pursuant to which any other party is granted manufacturing, marketing, distribution or other similar rights of any type or scope with respect to any products of the Company or its Subsidiaries unless such agreement is entered into in the ordinary course of business and at least two (2) days prior written notice has been delivered to Parent;

          (f) violate, amend or otherwise modify the terms of any of the Company's Material Contracts or Governmental Authorizations;

          (g) commence a lawsuit other than for the routine collection of bills or for breach of this Agreement;

          (h) except as provided in Section 1.5 of this Agreement, declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

          (i) except as provided in Section 1.5 of this Agreement, issue, deliver or sell, authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating the Company to issue any such shares or other convertible securities, other than upon the exercise of employee stock options outstanding on the date hereof;

          (j) except as contemplated by Section 1.4 hereof, cause or permit any amendments to its certificate of incorporation or bylaws;

          (k) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

          (l) sell, lease, license or otherwise dispose of any of the Company's properties or assets unless such sale, lease, license or disposition is in the ordinary course of business and consistent with past practice, and at least two
(2) days prior written notice has been delivered to Parent;

          (m) except as contemplated by Sections 1.4 and 1.5 hereof, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

          (n) adopt or amend any employee benefit plans, programs, policies or other arrangements, or enter into any employment contract, pay any special bonus or special remuneration to any director, employee or consultant, or increase the salaries or wage rates of its employees;

          (o) revalue any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice;

          (p) pay, discharge or satisfy in an amount in excess of $10,000 in any one case any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of obligations in the ordinary course of business;

          (q) make or change any tax election, adopt or change any tax accounting method, or enter into any closing agreement, settle any tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment;

          (r) engage in any activities or transactions that are outside the ordinary course of its business;

          (s) waive or commit to waive any rights with a value in excess of $1,000;

          (t) cancel, materially amend or renew any insurance policy other than in the ordinary course of business;

          (u) alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest on the date hereof; or

          (v) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (u) above.

          It is the intention of the parties that, from and after the HSR Termination Date, Parent shall be granted and shall undertake effective operating control of the Company and its Subsidiaries. As soon as possible after the date of this Agreement Parent and the Company will enter into a management agreement (the "Management Agreement") governing the terms of the operations of the Company and its Subsidiaries during the period between the HSR Termination Date and the earlier of the Closing Date and the date of termination of this Agreement. The Management Agreement will provide (w) that Parent will only operate the Company and its Subsidiaries in the ordinary course of business, and will make the same undertakings to the Company with respect to the business of the Company and its Subsidiaries as the Company has made in this Section 5.1,
(x) that Parent will indemnify the Company for any breach of the covenants contained in the Management Agreement, (y) that the Company will cooperate with Parent in the operation of the business, and (z) that Parent shall get the benefit of all revenues of the Company and its Subsidiaries during this period and will be responsible for the expenses of the Company and its Subsidiaries during this period. The terms of the Management Agreement will be negotiated in good faith by Parent and the Company and will be entered into effective as of the HSR Termination Date.

     5.2 Registration Statement. On the Closing Date, Parent will enter into a Registration Rights Agreement (which upon execution thereof will supercede this Section 5.2 in its entirety) with the Designated Shareholders and Other Shareholders that will include the following rights and obligations of the parties and will otherwise be reasonably acceptable to Parent and the Shareholder Representative:

          (a) As soon as possible after the Closing Date, but no later than August 15, 2000, Parent will file with the SEC a Registration Statement on Form S-3 (or Form S-1 if Form S-3 is not available) (each, a "Registration Statement") registering the resale of one-third of the shares of Common Stock issued (or issuable) to the Designated Shareholders and Other Shareholders at the Closing. Parent will agree to use all commercially reasonable efforts to cause such Registration Statement to become effective as soon as practicable thereafter. The Designated Shareholders and Other Shareholders will agree to provide to Parent all information reasonably required by Parent, and otherwise to cooperate in good faith with Parent, in the preparation of such Registration Statement. Parent will agree to use commercially reasonable efforts to file an additional Registration Statement to cover the resale thereunder of (i) an additional one-third of the shares on or prior to June 30, 2001 and (ii) the balance of the shares of Common Stock issued (or issuable) to the Designated Shareholders and Other Shareholders at the Closing on or prior to June 30, 2002.

          (b) Parent will agree to use its reasonable efforts to cause each Registration Statement to remain effective until the earliest of (i) the date upon which all shares covered by such Registration Statement have been sold to the public pursuant to such Registration Statement, (ii) one year after the effective date of such Registration Statement and (iii) the date on which all of the shares covered by such Registration Statement may be sold pursuant to Rule 144(k) or in any three month period under Rule 144.

          (c)  Parent will not be obligated to effect a registration pursuant to
Section 5.2(a) and may suspend the Company shareholders' rights to make sales pursuant to an effective registration pursuant to Section 5.2(a), at any time when Parent, in the good faith judgment of its Board of Directors, reasonably believes that the filing thereof at the time requested, or the offering of securities pursuant thereto, would (i) materially and adversely affect a pending or proposed acquisition, merger, recapitalization, consolidation, reorganization or similar transaction, or negotiations, discussions or pending proposals related thereto, or (ii) be seriously detrimental to Parent and its shareholders, in which event (under clause (i) or (ii) above) Parent's sole relief from its registration obligations is the right to defer filing of such Registration Statement (or to suspend the Company shareholder's rights to make sales pursuant to such Registration Statement if it is already effective) for a period of not more than 60 days; provided, however, that Parent shall not utilize the right described in this Section 5.2(c) more than twice.

          (d) The Designated Shareholders and Other Shareholders will agree that, if so requested by Parent and the underwriter's representative (if any), and so long as all of the then officers and directors of Parent also so agree, such shareholders will not sell or otherwise transfer any registrable securities or other securities of Parent (other than those then eligible for re-sale under a Registration Statement) during the ninety (90) day period following the effective date of a registration statement of the Parent filed under the Securities Act for an underwritten offering by the Parent of Common Stock.

          (e) Parent will agree that if Parent proposes to register any Common Stock under the Securities Act for sale for cash in an underwritten offering (whether for Parent's own account or for the account of a selling stockholder), Parent will deliver to the Shareholder Representative notice of such proposed registration (a "Piggyback Registration") at least 30 days prior to the filing of the registration statement. At the written request of any Designated Shareholder or Other Shareholder delivered to Parent in accordance with the instructions set forth in the notice within 10 days after receipt by the Shareholder Representative of the notice from Parent, which request shall state the number of shares of Common Stock issued pursuant to the Merger that such Designated Shareholder or Other Shareholder wishes to sell under the registration statement, Parent will agree to use reasonable efforts to include in such underwritten registration such shares requested to be included. The Designated Shareholders and Other Shareholders will agree that if the managing underwriters of a Piggyback Registration advise Parent in writing that in their opinion the number of securities requested to be included in the registration exceeds the number which can be sold in the offering, Parent may exclude from the registration any or all shares that the Designated Shareholders and Other Shareholders propose to sell; provided, however, that no shares may be excluded if the registration includes
--------  -------
Common Stock of holders (other from holders exercising demands registration rights for the underwritten registration) other than the Designated Shareholders and Other Shareholders unless the participating Designated Shareholders and Other Shareholders are permitted to participate in such registration with such holders on a pro rata basis.
             --- ----

          (f) With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Common Stock to the public without registration, at all times after the Closing Date, Parent will agree to:

               (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

               (b) use reasonable efforts to file with the SEC in a timely manner all reports and other documents required of Parent under the Securities Act and the Exchange Act; and

               (c) furnish to each Designated Shareholder and Other Shareholders forthwith upon request a written statement by Parent as to its compliance with the reporting requirements of such Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of Parent, and such other reports and documents so filed by Parent as such holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such holder to sell any Common Stock without registration.

               (d) The Registration Rights Agreement will contain customary terms concerning indemnification and the provision of information.

     5.3 Exclusivity; Acquisition Proposals. Unless and until this Agreement shall have been terminated by either party pursuant to Section 9.1 hereof, the Company shall not and shall not permit any of its Subsidiaries to, directly or indirectly, through any officer, director, agent or otherwise, (a) solicit, initiate or encourage submission of proposals or offers from any person relating to (i) any acquisition or purchase of all or substantially all of the assets of, or any equity interest in, the Company or its Subsidiaries or any merger, consolidation, business combination or similar transaction with the Company or its Subsidiaries, or (ii) any other material transaction incompatible with the Merger (including, without limitation, a joint venture or other similar transaction), or (b) participate in any discussions or negotiations regarding, furnish to any other person any confidential information with respect to, or otherwise cooperate in any way with, or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.

     5.4 Employee Matters. Except as otherwise agreed by Parent and the Company, Parent shall offer to all employees of the Company as of the Closing Date who are also employees of the Company immediately prior to the Effective Time employment by the Parent after the Effective Time, and each such offer shall (i) include a compensation package in accordance with Parent's compensation policy, (ii) to the extent permitted by Parent's employee benefit programs, enable such eligible employee to participate in Parent's employee benefit programs (or to continue to participate in the Company's existing benefit programs, to the extent Parent elects to continue any such program after the Closing Date) and other individual benefits as outlined in each employee's individual offer, such as life insurance, Parent's 401(k) plan and Parent's Employee Stock Purchase Plan ("Parent Plans"), and (iii) be in the form of an individual offer letter prepared in accordance with Parent's customary form (such letter to confirm such employee's initial position, compensation, location and reporting relationship). Parent agrees that for purposes of all Parent Plans (including all policies and employee fringe benefit programs) under which an employee's benefit depends in whole or in part on length of service, credit will be given to such employee for service previously credited with the Company prior to the Effective Time; provided, that such crediting of services does not result in duplication of benefits. Such persons, if they accept such employment, shall be "at will" employees and may be terminated by Parent for any reason or for no reason unless Parent agrees in writing to the contrary. The Company represents that it has taken all steps necessary to terminate and has terminated its 401(k) plans prior to the Closing Date.

     5.5 Consents. Each of Parent and the Company shall promptly apply for or otherwise seek, and use its commercially reasonable efforts to obtain (and the Company will assist Parent and Merger Sub in obtaining), all consents and approvals required to be obtained by it for the consummation of the Merger, including without limitation, all authorizations or waivers required under the HSR Act. Each of the Company and Parent shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with all filings and submissions necessary under the HSR Act. The Company shall use its commercially reasonable efforts to obtain approval of its shareholders of the Merger, and the Company and the Parent shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of the Company's Contracts and Permits in connection with the Merger, except such consents and approvals as Parent and the Company mutually agree the Company shall not seek to obtain.

     5.6 Legal Conditions to the Merger. The Company and Parent shall each take at its own expense all reasonable actions (a) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (b) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (c) to effect all necessary registrations and filings and submissions of information required or requested by any governmental entity, and (d) to fulfill all conditions to this Agreement.

     5.7 Nasdaq Listing. Parent shall use its best efforts to have the shares of Common Stock issuable to the shareholders of the Company pursuant to the Agreement and such other shares required to be reserved for issuance in connection with the Merger authorized for listing on Nasdaq upon official notice of issuance.

     5.8 Public Announcements. Each party will consult in advance with the other concerning the timing and content of any announcements, press releases and public statements concerning the Merger and will not make any such announcement, release or statement without the other's prior written consent; provided,
                                                                --------
however, that Parent may make any public statement concerning the Merger without
-------
the Company's prior written consent if, in the opinion of counsel for Parent, such statement or announcement is required to comply with applicable law and Parent has provided to the Company a copy of any such written statement or announcement that it proposes to make before making such announcement and reasonably considers requests for changes made by the Company.

     5.9 Tax Matters. Parent and the Company will each use reasonable efforts before and after the Closing to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not take, and will use reasonable efforts to prevent any Affiliate of such party from taking, any actions which could prevent the Merger from qualifying as such a reorganization, and will take such action as is available and may be reasonably required to negate the impact of any past actions by such party or its respective Affiliates which would reasonably be expected to adversely impact the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

6.   Conditions Precedent to Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

     6.1 Accuracy of Representations. Each of the representations and warranties made by the Company, the Designated Shareholders and the Other Shareholders in this Agreement, the Release and Consents executed hereunder and the Shareholder's Closing Certificates shall be accurate in all material respects as of the Closing Date (subject to the provisions of Section 6.14) as if made at the Closing Date (unless such representations or warranties are qualified by a "Material Adverse Effect" or other materiality qualification, in which case such representations and warranties shall be accurate in all respects).

     6.2 Performance of Covenants. All of the covenants and obligations that the Company, the Designated Shareholders and the Other Shareholders are required to perform at or prior to the Closing shall have been complied with and performed in all material respects (subject to the provisions of Section 6.14).

     6.3 Exchange and Conversion Transactions; Shareholder Approval. The Exchange and Conversion Transactions shall have been completed on terms reasonably satisfactory to Parent. Parent shall have received true and complete copies of all documents and other instruments governing the Exchange and Conversion Transactions. The principal terms of the Merger shall have been duly approved by the affirmative vote of a majority of the shares of the Company of every class and series outstanding immediately prior to the Effective Time (or such greater vote as is required under the DGCL). All transactions, agreements or other arrangements between any group of holders of Company Common Stock, on the one hand, and holders of Series A Preferred Stock, on the other hand, with regard to the allocation of Common Stock to be issued in the Merger shall have been consented to in writing by at least a majority of the outstanding shares of Company Common Stock (excluding parties that hold (or held) Series A Preferred Stock), and Parent shall have received evidence of such consent satisfactory to it. True and complete copies of all documents and other instruments evidencing any such transactions, agreements or other arrangements shall have been delivered to Parent.

     6.4 Consents. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement, including those identified in Part 2.24 of the Company Disclosure Schedule, shall have been obtained and shall be in full force and effect.

     6.5 Agreements and Documents. Parent (and, where applicable, the Company) shall have received the following agreements and documents, each of which shall be in full force and effect:

          (a) letters setting forth offers of employment with the Company, executed by Parent and each of the employees set forth on Part 6.5(a) of the Company Disclosure Schedule;

          (b)  a Release and Consent, in the form of Exhibit C, executed by
                                                     ---------
each of the Designated Shareholders and Other Shareholders (each, a "Release and Consent");

          (c)  Investment Representation Letters in the form of Exhibit D,
                                                                ---------
executed by each of the Designated Shareholders and Other Shareholders;

          (d) Nondisclosure and Noncompetition agreements, executed by the employees of the Company and its Subsidiaries listed in Part 6.5(d) of the Company Disclosure Schedule;

          (e) assignments duly executed by the Company and its Subsidiaries, reasonably satisfactory to Parent, assigning all rights and interests of the Company and its Subsidiaries under all non-compete, non-disclosure or other similar documents executed by present and former employees, consultants or contractors;

          (f) a legal opinion of Munsch Hardt Kopf & Harr, P.C., dated as of the Closing Date, in form and substance satisfactory to Parent;

          (g) a certificate executed by each Designated Shareholder stating that, to its Knowledge, each of the conditions set forth in Sections 6.1, 6.2, 6.3, 6.4, 6.7 and 6.8 shall have been duly satisfied (each, a "Shareholder's Closing Certificate");

          (h) written resignations of all directors of the Company and its Subsidiaries, effective as of the Effective Time;

          (i) written resignations of the employees set forth on Part 6.5(i) of the Company Disclosure Schedule, together with severance agreements in form and substance satisfactory to Parent and duly executed by each such employee;

          (j) an amended and restated Employment Agreement between Parent and Robert Hall, in form satisfactory to Parent;

          (k) an Escrow Agreement in form and substance satisfactory to the Designated Shareholders, the Company and Parent, executed by the parties thereto;

          (l) a certificate of the Secretary of the State of Delaware as of the Closing Date as to the legal existence and good standing of the Company in Delaware as of the Closing Date; and

          (m) a certificate of the treasurer of the Company certifying as to the payment of Taxes in Delaware.

     6.6 FIRPTA Compliance. The Company shall have delivered to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall have delivered to the Internal Revenue Service the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

     6.7 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, no action for any such order or injunction shall have been commenced and not decided by the applicable court or dismissed, no action for damages against Parent, the Company or the Surviving Corporation with respect to the transactions contemplated by this Agreement shall have been commenced and not dismissed, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     6.8 No Legal Proceedings. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of the Surviving Corporation.

     6.9 Regulatory Approvals. The Company and Parent shall have filed all notices, reports and other documents required to be filed with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and submitted promptly any additional information requested by any such Governmental Body. Each of the Company and Parent shall (1) have given the other party prompt notice of the commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) kept the other party informed as to the status of any such Legal Proceeding, and (3) promptly informed the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Merger. All waiting periods applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

     6.10 Listing. Arrangements shall have been made for the shares of Common Stock to be issued in the Merger to be authorized for listing on Nasdaq, subject to notice of issuance.

     6.11 Termination of Certain Agreements. All shareholders, voting trust or registration rights agreements between the Company and its shareholders (or other agreements containing provisions relating to restrictions on transfer of, or the voting of, shares of the Company's capital stock or the granting of registration rights with respect to shares of the Company's capital stock), other than the instruments governing the Exchange and Conversion Transactions, the Escrow Agreement and the CA Shareholder Escrow and Indemnity Agreement, shall have been terminated.

     6.12 Pay-Off Arrangements. Arrangements satisfactory to Parent shall have been made for the pay-off of by Parent the Bank One financing arrangements and the termination of all security interests securing the obligations hereunder.

     6.13 Appraisal Rights. Parent shall be satisfied either that (a) Company shareholders have no appraisal rights or (b) the holders of not less than 99% of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall either have (i) delivered to the Company a duly executed waiver of appraisal rights or (ii) received a valid notice of appraisal rights at least twenty (20) days prior to the Closing Date and not demanded appraisal rights.

     6.14 Effect of Management Agreement. It is understood by Parent that the effect of actions taken or omitted by Parent in violation of the Management Agreement may not cause the conditions in Sections 6.1 or 6.2 to be unsatisfied.

7.   Conditions Precedent to Obligations of the Company

The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Company), at or prior to the Closing, of the following conditions:

     7.1 Accuracy of Representations. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all material respects as of the Closing Date as if made at the Closing Date, unless such representations or warranties are qualified by a "Material Adverse Effect" or other materiality qualification in which case such representation or warranties shall be accurate in all respects).

     7.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     7.3  Documents.  The Company shall have received the following documents:

          (a) a legal opinion of Bingham Dana LLP, dated as of the Closing Date, in form and substance satisfactory to the Company;

          (b) certificates executed by Parent and Merger Sub containing the representation and warranty of each such party that the conditions set forth in Sections 7.1, 7.2, 7.5, 7.6 and 7.7 have been duly satisfied (the "Parent's Closing Certificate"); and

          (c) letters setting forth offers of employment with the Company, executed by Parent and each of the employees set forth on Part 6.5(i) of the Company Disclosure Schedule.

     7.4 Listing. Arrangements satisfactory to the Company shall have been made for the shares of Common Stock to be issued in the Merger to be authorized for listing on Nasdaq, subject to notice of issuance.

     7.5 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, no action for any such order or injunction shall have been commenced and not decided by the applicable court or dismissed, no action for damages against Parent, the Company or the Surviving Corporation with respect to the transactions contemplated by this Agreement shall have been commenced and not dismissed, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     7.6 No Legal Proceedings. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by any shareholder of the Company of any material right pertaining to its ownership of Common Stock.

     7.7 Regulatory Approvals. The Company and Parent shall have filed all notices, reports and other documents required to be filed with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and submitted promptly any additional information requested by any such Governmental Body. Each of the Company and Parent shall (1) have given the other party prompt notice of the commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) kept the other party informed as to the status of any such Legal Proceeding, and (3) promptly informed the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Merger. All waiting periods applicable to the transactions contemplated by this Agreement under the HSR Act shall expired or been terminated.

     7.8 Tax Treatment. The Company shall be satisfied that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code.

8.   Indemnification, Etc.

     8.1  Survival of Representations, Etc.

          (a) The representations and warranties made by the Company, the Designated Shareholders and the Other Shareholders in Sections 2 and 3 shall survive the Closing and shall expire at 5:00 p.m. Eastern time on the Audit Release Date (other than representations and warranties of the Company under Sections 2.3 and 2.15(a) and (b), which shall survive until the lapsing of the applicable statute of limitations, and the representations and warranties of the Company under Sections 2.9(a), (b), (c) and (f), which representations shall survive until the second anniversary of this Agreement). Notwithstanding the foregoing, if, at any time prior to such Audit Release Date (or other applicable expiration date) any Indemnitee (acting in good faith) delivers to the Shareholder Representative (as defined below) a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company, the Designated Shareholders or the Other Shareholders (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 8.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive such Audit Release Date (or other applicable expiration date), until such time as such claim is fully and finally resolved. No claim for indemnification of the type described in Section 8.2(a)(iii) may be initiated at any time after the second anniversary of this Agreement. All representations and warranties made by Parent and Merger Sub shall terminate and expire as of the Effective Time, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease.

          (b) The representations, warranties, covenants and obligations of the Company, the Designated Shareholders and the Other Shareholders, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or Knowledge of, any of the Indemnitees or any of their Representatives. Parent acknowledges that the Company Disclosure Schedules shall be read together with applicable representations and warranties of the Company under this Agreement.

          (c) For purposes of this Agreement, each statement or other item of information set forth in the Company Disclosure Schedule or in any update to the Company Disclosure Schedule shall be deemed to be a representation and warranty, or a qualification of a representation and warranty, made by the Company, the Designated Shareholders or Other Shareholders, as the case may be, in this Agreement.

     8.2  Indemnification by the Designated Shareholders and Other Shareholders.

          (a) From and after the Effective Time (but subject to Section 8.1(a)), the Designated Shareholders and Other Shareholders, severally and not jointly (on their own behalf and on behalf of their heirs, successors and assigns, the "Indemnitors") shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Section 2 or in any Designated Shareholder's or Other Shareholders Release and Consent (without giving effect, in any such case, to any "Material Adverse Effect" or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, but giving effect to any update to the Company Disclosure Schedule delivered by the Company to Parent prior to the Closing and any dollar threshold set forth in the representations and warranties in this Agreement); (ii) any breach of any covenant or obligation of the Company set forth in this Agreement so long as such breach was not caused by the Parent's gross negligence or willful misconduct, the Designated Shareholders or Other Shareholders (including the covenants set forth in Section 5); (iii) the transactions and other arrangements among the Company, the Designated Shareholders and certain Other Shareholders contemplated by the CA Shareholder Escrow and Indemnity Agreement or any other agreement or arrangement, written or oral, entered into among the Designated Shareholders, certain Other Shareholders and/or the Company in connection therewith; or (iv) any Legal Proceeding relating to any inaccuracy or breach or claim of the type referred to in clause "(i)," "(ii)" or "(iii)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 8, to the extent such Indemnitee is successful in such Legal Proceeding). Each Indemnitor shall be responsible under this Article 8 only for such Indemnitor's pro rata portion of any
                                                --- ----
indemnification claim arising as a result of a breach of any representation or warranty of the Company based on the number of shares of Common Stock to be issued to the Indemnitors in the Merger. No Indemnitor shall be responsible hereunder for any obligations of any other Indemnitor under this Agreement or for any breach by any other Indemnitor of such other Indemnitor's representations, warranties or covenants.

          (b) Each of the Indemnitors acknowledges and agrees that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

     8.3 Satisfaction of Indemnification Claim. Upon the Effective Time, each of the Indemnitors hereby agrees that Parent may deposit shares of Common Stock issuable to the Indemnitors in accordance with Section 1.5 into an escrow fund ("Escrow Fund") established pursuant to an Escrow Agreement (the "Escrow Agreement") to be executed on or before the Closing Date between Parent, the Designated Shareholders, the Other Shareholders and the Escrow Agent named therein in a form acceptable to Parent, the Designated Shareholders and Other Shareholders. The number of shares of Common Stock to be deposited in the Escrow Fund (the "Escrow Shares") shall be equal to 19% of the total number of shares of Common Stock issued to the Indemnitors pursuant to Section 1.5, and shall be allocated on a pro rata basis to all Indemnitors based on the number of shares of Common Stock to be issued to each Indemnitor pursuant to the Merger. In accordance with the terms of the Escrow Agreement, the Escrow Shares shall be released, subject to Section 8.6, to satisfy a portion or all claims for indemnification pursuant to Section 8.2, with any shares of Common Stock that are not the subject of a claim under the Escrow Agreement to be released from such Escrow Agreement on the Audit Release Date. For purposes of the satisfaction of claims in accordance with the Escrow Agreement, each Escrow Share will be deemed to have a value equal to the closing price of Common Stock on the Closing Date.

     8.4 No Contribution. Each Indemnitor hereby waives, and acknowledges and agrees that it shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation or any other Indemnitor in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement.

     8.5  Matters Involving Third Parties.

          (a) If any third party shall notify any Indemnitee about any matter (a "Third Party Claim") that may give rise to a claim for indemnification against the Indemnitors under this Section 8, then the Indemnitee shall promptly notify the Shareholder Representative in writing, provided, however, that no delay on the part of any Indemnitee in notifying the Shareholder Representative shall relieve the Indemnitors from any obligation hereunder unless (and then solely to the extent) the Indemnitors are prejudiced by the delay.

          (b) The Shareholder Representative will have the right to defend the Indemnitee against the Third Party Claim (other than a Third Party Claim in respect of a breach of any representation or warranty under Section 2.9) with counsel of its choice reasonably satisfactory to the Indemnitee so long as (i) the Shareholder Representative notifies the Indemnitee in writing within 15 days after Indemnitee has given notice of the Third Party Claim that the Indemnitors undertake the defense of the Third Party Claim, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, and (iii) the Indemnitors conduct the defense of the Third Party Claim actively and diligently.

          (c) So long as Parent reasonably believes the Indemnitors are conducting the defense of the Third Party Claim in accordance with Section 8.5(b) above, (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim and (ii) the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Shareholder Representative (which consent shall not be unreasonably withheld).

          (d) If the Indemnitors are not actively and diligently conducting the defense of the Third Party Claim, or in the case of any Third Party Claim in respect of a breach of any representation or warranty under Section 2.9, then
(i) the Indemnitee may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner it may deem reasonable (and the Indemnitee shall consult with, but need not obtain any consent from, the Shareholder Representative or the Indemnitors in connection therewith), (ii) the costs of defending against the Third Party Claim (including attorney's fees and expenses) incurred by the Indemnitors shall constitute indemnification claims hereunder, and such claims shall be recoverable in the same manner as the applicable underlying claim (as described in Section 8.6(d)) and (iii) the Indemnitors will remain responsible for any Damages the Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8, subject to the limitations in Section 8.6(d).

     8.6 Limitations on Indemnification. Notwithstanding anything herein to the contrary:

          (a) The Indemnitees shall not assert any claim for indemnification against the Indemnitors until such time as, and only to the extent that, the aggregate of all claims that the Indemnitees may have against the Indemnitors shall exceed $250,000.

          (b) The aggregate amount of all indemnification payments made pursuant to this Section 8 arising out of claims described in Section 8.2 or in
Section 8.5 (other than payments made pursuant to this Section 8 arising out of claims for intentional misrepresentation, intentional misconduct or fraud) shall not exceed an amount equal to 19% of the total consideration actually received by the Indemnitors pursuant to this Agreement (valued at the closing price on the Closing Date).

          (c) The aggregate amount of all indemnification payments made pursuant to this Section 8 shall not exceed 100% of the total consideration actually received by the Indemnitors pursuant to this Agreement (valued at the closing price on the Closing Date).

          (d) Except with respect to Designated Claims, all claims for indemnification under this Section 8 (other than the reimbursement of legal expenses under Section 8.5) shall be satisfied solely by the release of Escrow Shares in accordance with the terms of the Escrow Agreement. In the case of Designated Claims, Indemnitees shall have the option of pursuing such claims directly against Indemnitors or seeking the release of Escrow Shares in accordance with the terms of the Escrow Agreement. As used herein, the term "Designated Claims" shall mean claims arising out of any intentional misrepresentation, intentional misconduct or fraud, or out of any breach of the representations of the Company in

Sections 2.3, 2.9 (a), (b), (c ) or (f) or 2.15 (a) or (b), or out of the transactions or arrangements described in Section 8.2(a)(iii).

          (e) The aggregate liability of the Indemnitors to the Indemnitees for a breach of this Agreement or otherwise arising from the transactions contemplated hereby, including, but not limited to, breach of contract claims, indemnity claims, and tort claims (other than those claims relating to fraud, intentional misrepresentation or intentional misconduct), is hereby expressly limited by the limitations on indemnification set forth in this Section 8.6.

          (f) The Indemnitors shall have no liability for claims arising out of any breach by the Company of its representations in the last sentence of Section
2.4 as a result of the Company's change to percentage completion revenue recognition practices for the 1999 fiscal year.

          (g) The Indemnitors shall have no liability for any breach of any representation, warranty or covenant to the extent such breach resulted from any action or omission by Parent in violation of the Management Agreement.

     8.7 Exercise of Remedies by Indemnitees Other Than Parent. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

     8.8  Shareholder Representative.

          (a) The Designated Shareholders and the Other Shareholders shall designate a representative prior to the Closing Date to be constituted and appointed as agent ("Shareholder Representative") for and on behalf of the Designated Shareholders and Other Shareholders to give and receive notices and communications, to agree to, negotiate, and enter into, on behalf of all Designated Shareholders and Other Shareholders, amendments, consents and waivers under this Agreement (including Section 5.2 hereof) and the Escrow Agreement, to enter into and administer, on behalf of the Designated Shareholders or Other Shareholders, the Escrow Agreement, to authorize delivery to Parent of the Common Stock or other property from the Escrow Fund in satisfaction of indemnification claims in accordance with the Escrow Agreement, and to take all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing; provided, however, that the Shareholder Representative shall not agree to any amendment that would materially adversely affect the rights of any Designated Shareholder or Other Shareholder without the written consent of Indemnitors holding greater than 50% of the shares of Common Stock received by all Indemnitors pursuant to the Merger, or that adversely affects any Designated Shareholder or Other Shareholder disproportionately from other parties without the consent of such Designated Shareholder or Other Shareholders. Such agency may be changed by the holders of a majority in interest of the Designated Shareholders and Other Shareholders from time to time upon not less than 10 days' prior written notice to Parent. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall receive no compensation for his services. Notices or communications to or from the Shareholder Representative shall constitute notice to or from each of the Designated Shareholders and Other Shareholders.

          (b) The Shareholder Representative shall not be liable for any act done or omitted hereunder or under the Escrow Agreement as Shareholder Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the written advice of counsel shall be conclusive evidence of such good faith. The Company shareholders shall severally indemnify the Shareholder Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

          (c) The Shareholder Representative shall have reasonable access to information about the Company and the reasonable assistance of the Company's and Parent's officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Shareholder Representative shall treat confidentially and not disclose any nonpublic information from or about the Company or Parent to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

     8.9 Actions of the Shareholder Representative. A decision, act, consent or instruction of the Shareholder Representative in respect of any action under this Agreement or the Escrow Agreement shall constitute a decision of all Indemnitors and shall be final, binding and conclusive upon each such Indemnitor and the Escrow Agent and Parent may rely upon any decision, act, consent or instruction of the Shareholder Representative hereunder or under the Escrow Agreement as being the decision, act, consent or instruction of each and every such Indemnitor. The Escrow Agent and Parent are hereby relieved from any liability to any Person (including any Indemnitor) for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

9.   Termination

     9.1  Termination.

          (a) This Agreement may be terminated at any time prior to the Effective Time:

               (i) by mutual agreement of the Boards of Directors of Parent and the Company;

               (ii) by Parent (provided Parent is not otherwise in breach), if there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company which is material and which the Company fails to cure within five business days after notice thereof is given by Parent (except that no cure period shall be provided for a breach by the Company which by its nature cannot be cured);

               (iii) by the Company (provided the Company is not otherwise in breach), if there has been a breach by Parent or Sub of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Parent or Sub which is material and which Parent or Sub, as the case may be, fails to cure within five business days after notice thereof is given by the Company (except that no cure period shall be provided for a breach by Parent or Sub which by its nature cannot be cured); or

               (iv) by Parent or the Company, if the Closing shall not have occurred before 5:00 p.m. (New York time) on June 29, 2000, provided that no party that is then in material breach of this Agreement may terminate this Agreement under this clause (iv).

          (b) Where action is taken to terminate this Agreement pursuant to this Section 9.1, it shall be sufficient for such action to be authorized by the Board of Directors of the party taking such action.

     9.2 If either Parent or the Company terminates this Agreement pursuant to this Section 9.1, all obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party for breach by such party of one of its covenants under this Agreement prior to termination), provided that the agreements contained in
Section 10.2 and 10.6 hereof shall survive. Notwithstanding the foregoing, in the event of the termination of this Agreement prior to the Closing, no party may sue or assert any claim against any other party based upon a breach of such other party's representations contained herein unless such breach involves one or more intentional misrepresentations or fraud.

10.  Miscellaneous Provisions

     10.1 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

     10.2 Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company's business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, (d) the consummation of the Merger, and (e) the filing of any required premerger notification and report forms relating to the Merger under the HSR Act; provided, however, that any fees, costs and expenses (including legal fees and accounting fees) incurred by the Company in excess of $150,000 shall reduce the amount of Common Stock issued in the Merger on a dollar-for-dollar basis valuing each share of Common Stock at the average of the closing bid prices for shares of Common Stock, as reported on the Nasdaq National Market, over the period of ten (10) trading days ending three days prior to the Closing Date. The Company shall not be responsible for any fees, costs or expenses of any Designated Shareholders or Other Shareholders in connection with any of the foregoing.

     10.3 Attorneys' Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     10.4 Disclosure Schedule. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in the applicable section of this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section of the Agreement, and shall not be deemed to relate to or to qualify any other representation or warranty.

     10.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent:                          Exchange Applications, Inc.
                                       d/b/a Xchange, Inc.
                                       89 South Street
                                       Boston, MA 02111
                                       Attention: Andrew Frawley
                                       Facsimile: (617) 443-9143

                                       with a copy to: Bingham Dana LLP
                                       150 Federal Street
                                       Boston, Massachusetts 02110

                                       Attention: Neil W. Townsend, Esq.
                                       Facsimile: (617) 951-8866

if to Merger Sub:                      CAH Acquisition Corp.
                                       c/o Xchange, Inc.
                                       89 South Street
                                       Boston, MA 02111
                                       Attention: Andrew Frawley
                                       Facsimile: (617) 443-9143

                                       with a copy to: Bingham Dana LLP
                                       150 Federal Street
                                       Boston, Massachusetts 02110
                                       Attention: Neil W. Townsend, Esq.
                                       Facsimile: (617) 951-8736

if to the Company:                     Customer Analytics, Inc.

with a copy to:                        Munsch Hardt Kopf & Harr, P.C.
                                       4000 Fountain Place
                                       1445 Ross Ave.
                                       Dallas, TX 75202-2790
                                       Attention: Mark Kopidlansky, Esq.
                                       Facsimile: (214) 855-7584

if to any Shareholder:                 at the address set forth in the Release
                                       and Consent executed by such Shareholder

     10.6 Confidentiality. Without limiting the generality of anything contained in this Agreement, on and at all times after the Closing Date, the Shareholders and each Investor shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in such Person's possession that relates to the business of the Company or Parent.

     10.7   Time of the Essence.  Time is of the essence of this Agreement.

     10.8 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     10.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     10.10 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the Commonwealth of Massachusetts (without giving effect to principles of conflicts of laws).

     10.11 Cooperation. The Company agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

     10.12 Liability. Notwithstanding anything to the contrary in this Agreement or any of the agreements attached hereto as exhibits (collectively, the "Merger Agreements"), the parties hereto agree that no officer, director, stockholder or shareholder of any of the parties hereto shall be personally liable with respect to any of the Merger Agreements or any of the transactions contemplated thereby, other than with respect to their personal obligations under the Merger Agreements.

     10.13 Successors and Assigns. This Agreement shall be binding upon: the Company and its successors and assigns (if any); the Designated Shareholders and Other Shareholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); Parent and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; the Designated Shareholders and the Other Shareholders; the holders of assumed Company Options (to the extent set forth in Section 1.6); Parent; Merger Sub; the other Indemnitees (subject to Section 8); and the respective successors and assigns (if any) of the foregoing. Parent may freely assign any or all of its rights but not its obligations under this Agreement (including its indemnification rights under

Section 8), in whole or in part, to any subsidiary or successor without obtaining the consent or approval of any other party hereto or of any other Person.

     10.14 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

     10.15  Waiver.

            (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

            (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     10.16 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Company, Parent, Merger Sub and the Shareholder Representative, acting upon the instruction of the Designated Shareholders and Other Shareholders in accordance with Section 8.8.

     10.17 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     10.18 Parties in Interest. Except as provided in Section 10.13, none of the provisions of this Agreement is intended to provide any rights or remedies to any

Person other than the parties hereto and their respective successors and assigns (if any).

     10.19 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Non-Disclosure Agreement between Parent and the Company dated as of May 2000 shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time, or (b) the date on which such Non-Disclosure Agreement is terminated in accordance with its terms. Parent acknowledges that the terms of agreements attached hereto as Exhibits have not been fully negotiated as of the date hereof and that such agreements will be executed to the extent that the final forms are satisfactory to the parties thereto.

     10.20  Construction.

            (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

            (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

            (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

            (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

     10.21  Jurisdiction; Services of Process.

     Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of The Commonwealth of Massachusetts, County of Suffolk, or, if it has or can acquire jurisdiction, in the United States District Court located in Boston, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     The parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

                              Exchange Applications, Inc.,
                              a Delaware corporation

                              By: /s/ F. Daniel Haley
                                 ---------------------------

                              Printed Name: F. Daniel Haley

                              Title: Chief Deal Officer








































                               SIGNATURE PAGE TO
               AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                              CAH Acquisition Corp.,
                              a Delaware corporation

                              By: /s/ Neil W. Townsend
                                 ---------------------------

                              Printed Name: Neil W. Townsend

                              Title: Secretary










































                               SIGNATURE PAGE TO
               AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                              Customer Analytics Holdings, Inc.
                              a Delaware corporation

                              By: /s/ Stephen M. Carpenter
                                 ---------------------------

                              Printed Name: Stephen M. Carpenter

                              Title: Chief Operating Officer








































                               SIGNATURE PAGE TO
               AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                              Robert E. Hall and Linda Hall

                              /s/ Robert E. Hall
                              ------------------------------

                              /s/ Linda Hall
                              ------------------------------








































                               SIGNATURE PAGE TO
               AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                              J. Thomas Morse and Linda Morse

                              /s/ J. Thomas Morse
                              ------------------------------

                              /s/ Linda Morse
                              ------------------------------









































                               SIGNATURE PAGE TO
               AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                              Stephen M. Carpenter

                              /s/ Stephen M. Carpenter
                              ------------------------------









































                               SIGNATURE PAGE TO
               AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                              Evangelos Simoudis

                              /s/ Evangelos Simoudis
                              ------------------------------








































                               SIGNATURE PAGE TO
               AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                              Information Associates - II, L.P.

                              By: /s/ Bonnie N. Kennedy
                                 ---------------------------

                              Printed Name: Bonnie N. Kennedy
                              Title: Acting Signatory








































                               SIGNATURE PAGE TO
               AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                              IA - II Affiliates Fund, L.L.C.

                              By: /s/ Bonnie N. Kennedy
                                 ---------------------------
                              Printed Name: Bonnie N. Kennedy
                              Title: Acting Signatory








































                               SIGNATURE PAGE TO
               AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                              Insight Venture Partners I, L.P.

                              By: /s/ Jeff Horing
                                 ---------------------------
                              Printed Name: Jeff Horing
                              Title: Managing Member











































                               SIGNATURE PAGE TO
               AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                              Wexford Insight, L.L.C.

                              By: /s/ Robert Holtz
                                 ---------------------------
                              Printed Name: Robert Holtz
                              Title: Vice President











































                               SIGNATURE PAGE TO
               AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                              Information Associates, - II, L.P.

                              By: /s/ Bonnie N. Kennedy
                                 ---------------------------
                              Name: Bonnie N. Kennedy
                              Title: Acting Signatory

































                               SIGNATURE PAGE TO
               AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                              IA - II Affiliates Fund, L.L.C.

                              By: /s/ Bonnie N. Kennedy
                                 ---------------------------
                              Name: Bonnie N. Kennedy
                              Title: Acting Signatory































                               SIGNATURE PAGE TO
               AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                              Insight Venture Partners I, L.P.

                              By: /s/ Jeff Horing
                                 ---------------------------
                              Name: Jeff Horing
                              Title: Managing Member



















































                               SIGNATURE PAGE TO
               AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                              Wexford Insight L.L.C.

                              By: /s/ Robert Holtz
                                  --------------------------
                              Name: Robert Holtz
                              Title: Vice President








































                               SIGNATURE PAGE TO
               AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                   EXHIBIT A
                              CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):
                                              ---------

          "Acquisition Proposal" means any offer or proposal (other than an offer or proposal by Parent) contemplating or otherwise relating to any Acquisition Transaction.

          "Acquisition Transaction" means any transaction involving:

          (a) the sale, license, disposition or acquisition of all or a substantial portion of the Company's business or assets;

          (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company (other than common stock issued to employees of the Company, upon exercise of Company Options or otherwise, in routine transactions in accordance with the Company's past practices or as otherwise contemplated by the Agreement, including Section 1.5 thereof), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company (other than stock options granted to employees of the Company in routine transactions in accordance with the Company's past practices), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or

          (c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

          "Affiliate" means, with respect to any Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract otherwise.

          "Affiliated Group" means, with respect to any Person, (i) any Affiliate of such Person, (ii) any Person who is a director, officer, partner, member, shareholder or principal of such Person or of any Affiliate of such Person, or (iii) any member of the Family Group of such Person or of any Person referred to in clause (ii) above.

          "Agreement" means the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached (including the Company Disclosure Schedule),
              ---------
as it may be amended from time to time.

          "Audit Release Date" means the date which is the earlier of (i) one
(1) year from the Effective Time and (ii) the date Parent files its Annual Report on Form 10-K for the fiscal year ending December 31, 2000.

          "CA Shareholder Escrow and Indemnity Agreement" means the "Investor Escrow Agreement" to be entered into between the Company and the Company's shareholders party thereto on or prior to the Closing Date.

          "Company Contract" means any Contract: (a) to which the Company is a party; (b) by which the Company or any asset of the Company is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

          "Consent" means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

          "Contract" means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

          "Control" (including the term "controlled by") means the possession, directly or indirectly or as trustee or executor, of the power to direct or change the direction of the management policies of a person or Entity, whether through the ownership of stock, a trustee or execution, by contract or credit arrangement or otherwise.

          "Convertible Notes" means the promissory notes of the Company listed and described in Part 2.3(c) of the Company Disclosure Schedule.

          "Damages" means any loss, damage, injury, decline in value, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

          "Encumbrance" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

          "Entity" means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

          "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Exchange Agreement" means the Exchange Agreement to be entered into on or about the date hereof among the Company and each of the Company shareholders party thereto governing the Exchange and Conversion Transactions.

          "Expression of Interest Letter" means that certain letter of interest dated May 24, 2000 between Company and Parent.

          "Family Group" means, with respect to a Person, such Person, such Person's spouse and any lineal descendant (whether natural or adopted) or antecedent, brother or sister, or the spouse of any of the foregoing (collectively, "Immediate Family"), any trust for the benefit of such Person or such Person's Immediate Family, any corporation, partnership or limited liability company in which such Person or such Person's Immediate Family (or trust(s) for any of their benefit) are the direct and beneficial owners of all of the equity interests (provided such Person or Person's Immediate Family or trust(s) for any of their benefit continue to be the direct and beneficial owners of all such equity interests), and the personal representative of such Person upon such person's death for purposes of administration of such Person's estate or upon such Person's incompetency for purposes of the protection and management of the assets of such Person.

          "Governmental Authorization" means any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

          "Governmental Body" means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or
(c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, taxing authority, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

          "Government Contract" means any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "HSR Termination Date" means, with respect to the Merger, the date of expiration or termination of all applicable waiting periods under the HSR Act.

          "Indemnitees" means the following Persons: (a) Parent; (b) Parent's current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; provided, however, that the shareholders of the Company shall not be deemed to be "Indemnitees."

          "Investor Warrants" means those preferred stock purchase warrants designated as such on Part 2.3(c) of the Company Disclosure Schedule.

          "Knowledge". An individual will be deemed to have "Knowledge" of a particular fact or other matter if:

          (a) Such individual is actually aware of such fact or other matter; or

          (b) A prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

          A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

          "Legal Proceeding" means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

          "Legal Requirement" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

          "Material Adverse Effect". An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the Company if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations, prospects or financial performance of the Company or its Subsidiaries, taken as a whole (ii) the ability of the Company to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement, or (iii) Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on Parent if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the business, condition, assets, liabilities, operations or financial performance of Parent and its Subsidiaries taken as a whole, it being understood that no change in the trading price of Parent's stock shall constitute a Material Adverse Effect on Parent.

          "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

          "Nasdaq" means the Nasdaq National Market.

          "1999 Merger" means the merger between the Company and Action Systems Holdings, Inc. dated as of October 29, 1999.

          "Person" means any individual, Entity or Governmental Body.

          "Proprietary Asset" means any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program (in source and executable form), algorithm, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset in any jurisdiction in the world; or (b) right to use or exploit any of the foregoing in any jurisdiction in the world.

          "Related Party" means each of the following  (i) each Shareholder;
(ii) each individual who is, or who has at any time since the Measurement Date has been, an officer of the Company; (iii) each member of the immediate family of each of the individuals referred to in clauses "(i)" and "(ii)" above; (iv) each Investor; and (v) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses "(i)", "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

          "Representatives" means officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

          "SEC" means the United States Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended.

          Subsidiary. An entity shall be deemed to be a "Subsidiary" of another Person if such Person or one of its Subsidiaries, is the general partner or other manager of such entity or directly or indirectly owns, beneficially or of record, an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect members of such Entity's board of directors or other governing body.

          "Tax" means any tax (including any income, franchise, capital gains, gross receipts, value-added, sur, excise, ad valorem, transfer, stamp, sales, use, property, business, withholding and payroll, profits, employment, estimated, alternative or add-on minimum, recapture, environmental or other tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), together with all interest, penalties and additions, imposed, assessed or collected by or under the authority of any Governmental Body.

          "Tax Return" means any return (including any information return), report, claim for refund statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

LIST OF EXHIBITS
----------------

Exhibit A  Certain Definitions

Exhibit B  Directors and Officers of the Surviving Corporation

Exhibit C  Form of Release and Consent

Exhibit D  Form of Investment Representation Letter

SCHEDULES
---------

Company Disclosure Schedule

                                                                         ANNEX A


                               ESCROW AGREEMENT
                               ----------------

     This Escrow Agreement is made as of June 28, 2000, by and among State Street Bank and Trust Company ("Escrow Agent"), Exchange Applications, Inc.
                                ------ -----
("Parent") and Steve Carpenter as agent (the "Shareholder Representative") for
  ------                                      ----------- --------------
the former shareholders of Customer Analytics Holdings, Inc., a Delaware corporation ("Company") listed on Exhibit A (the "Shareholders"). Terms not
              -------             ------- -       ------------
otherwise defined herein shall have the meaning set forth in the Merger Agreement (as defined below). Notwithstanding the foregoing, the use of such defined terms incorporated by reference to the Merger Agreement is solely for the convenience of the Parent and the Shareholder Representative and the Escrow Agent may rely on the use of such defined terms in any communication received by it.

                                  WITNESSETH

     WHEREAS, Parent, Company, certain investors and shareholders of the Company, and CAH Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), have entered into an Agreement and Plan of
                       ----------
Merger and Reorganization (the "Merger Agreement"), dated as of June 6, 2000,
                                ------ ---------
providing for the merger of Merger Sub with and into the Company (the "Merger");
                                                                       ------

     WHEREAS, the parties intend to establish an Escrow Fund (as defined below) to compensate Parent for certain Damages it may incur by reason of a breach of the representations, warranties or covenants of Shareholder Representative and Company contained in the Merger Agreement; and

     WHEREAS, the parties hereto desire to set forth further terms and conditions in addition to those set forth in the Merger Agreement relating to the operation of the Escrow Fund.

     NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants contained herein, and intending to be legally bound, hereby agree as follows:

     1.  Escrow Shares and Escrow Fund.  As soon as practicable after
         -----------------------------
the Effective Time, nineteen percent (19%) of the total number of shares of Parent Common Stock issued to the Shareholders pursuant to Section 1.5 of the Merger Agreement in the amount of 761,602 shares (the "Escrow Shares") shall be
                                                       -------------
registered in the name of each Shareholder as set forth on Exhibit A, and be
                                                           ------- -
deposited with the Escrow Agent with stock powers duly executed in blank, such deposit to constitute the "Escrow Fund" and to be governed by the terms set
                           ------ ----
forth
herein. The Escrow Agent shall have no responsibility for the genuineness, validity, market value, title or sufficiency for any intended purpose of the Escrow Shares. The Escrow Fund shall be available to Parent to satisfy a portion or all claims for indemnification pursuant to Section 8.2 of the Merger Agreement and subject to the limitations in Section 8.6 of the Merger Agreement. Parent and Company each acknowledge that such Damages, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the total number of shares Parent would have agreed to issue in connection with the Merger. Nothing herein shall limit the provisions of Section 8 of the Merger Agreement with respect to the liability (i) of Company for any breach of any representation, warranty or covenant if the Merger does not close, (ii) of any Shareholder in connection with any indemnification claim, or (iii) of any rights of Parent to seek indemnification under Section 8 of the Merger Agreement. The number of Escrow Shares owned of record by each Shareholder is set forth in Exhibit A attached
                                                           ------- -
hereto, which allotment is pro rata based upon the number of shares of Parent Common Stock issuable to the former shareholders of Company as of the Closing of the Merger.

     The Shareholders shall remain as record owners of the Escrow Shares unless they are transferred to Parent or the Shareholder Representative pursuant to this Escrow Agreement and as a result the Shareholders shall retain all rights and benefits of a shareholder of the Parent, including, but not limited to, the right to vote all such shares in accordance with Section 6(b) hereof and the right to receive dividends and distributions in accordance with Section 9 hereof.

     Upon execution of this Agreement, each Shareholder listed on Exhibit A shall deliver to the Escrow Agent three stock powers bearing signature guarantees. The Escrow Agent shall at any time be entitled to request in writing from the Shareholder Representative additional stock powers. If the Escrow Agent is not in timely receipt of three stock powers from each Shareholder upon execution of this Agreement, or any stock powers requested by the Escrow Agent thereafter, then the Shareholders agree, jointly and severally, to indemnify and hold the Escrow Agent harmless as to any liability incurred by it by reason of its not having received the necessary stock powers in order to carry out its duties and obligations under this Agreement, and to reimburse the Escrow Agent for all of its costs or expenses, including, among other things, counsel fees and expenses, reasonably incurred by reason of its duties hereunder.

     The Shareholder Representative represents and warrants to the Escrow Agent that he has the irrevocable right, power and authority (i) to enter into and perform this Escrow Agreement and bind all of the Shareholders to its terms,
(ii) to give and receive directions and notices hereunder, and (iii) to make all determinations that may be required or that he deems appropriate under this Escrow Agreement. For purposes of Sections 8(a) and 12 of this Escrow

Agreement, the Shareholder Representative shall be entitled to act only in accordance with the instructions of holders of a majority in interest of the Escrow Shares subject to this Escrow Agreement. The Escrow Agent shall be under no duty to determine the shareholder Representative's compliance with the foregoing.

     Until notified in writing by the Shareholder Representative that he has resigned or by a majority in interest of the Shareholders that he has been removed, the Escrow Agent may act upon the directions, instructions and notices of the Shareholder Representative named above and, thereafter, upon the directions, instructions and notices of any successor named in a writing executed by a majority in interest of the Shareholders filed with the Escrow Agent.

     2.   Damage Threshold. Parent may not receive any shares from the Escrow
          ----------------
Fund unless and until an Officer's Certificate or Certificates (as defined in Section 5 below) identifying Damages the aggregate amount of which exceeds $250,000 has been delivered to the Escrow Agent as provided in Section 5 below, and such amount is determined pursuant to this Escrow Agreement to be payable, in which case Parent shall receive shares equal in value to the full amount of Damages in accordance with the terms of this Agreement as set forth in Section 5.

     3.  Rights and Obligations of the Parties.  The Escrow Agent shall be
         -------------------------------------
entitled to such rights and shall perform such duties of the Escrow Agent as set forth herein, in accordance with the terms and conditions of this Escrow Agreement. The Escrow Agent shall have no obligation to invest any escrowed property. Parent and Shareholder Representative shall be entitled to their respective rights and shall perform their respective duties and obligations as set forth herein, in accordance with the terms hereof. In the event that the terms of this Escrow Agreement conflict in any way with the provisions of the Merger Agreement solely as between the Shareholder Representative and Parent, the Merger Agreement shall control.

     4.  Escrow Period.  Subject to the provisions of Section 6(c), the Escrow
         -------------
Period shall terminate upon the earlier of (i) the expiration of one (1) year following the Effective Time being June 28, 2001, and (ii) the date Parent files its Annual Report on Form 10-K for the fiscal year ending December 31, 2000. Parent will inform Escrow Agent in writing of the termination of the Escrow Period pursuant to this Section 4. In the event of a termination prior to June 28, 2001, the Shareholder Representative may also provide such notice of termination so long as it is accompanied by a copy of Parent's Annual Report on Form 10-K for the fiscal year end December 31, 2000.

     5.   Claims upon Escrow Fund.
          -----------------------

     (a) Subject to Section 7, claims may be made against the Escrow Fund upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an "Officer's Certificate"):
                                                 --------- -----------

          (i) stating that Damages exist in an aggregate amount greater than $250,000.00;

          (ii) specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or property accrued or arose, the nature of the misrepresentation, and the breach of warranty or claim to which such item is related, the Escrow Agent shall, subject to the provisions of Sections 7 and 8, deliver to Parent out of the Escrow Fund, as promptly as practicable, Parent Common Stock or other assets held in the Escrow Fund having a value equal to such Damages as determined pursuant to Section 5(b) below; and

          (iii) certifying as to the simultaneous delivery of such Officer's Certificate to the Shareholder Representative.

          (b) For the purpose of compensating Parent for its Damages pursuant to this Agreement, the Parent Common Stock in the Escrow Fund shall be valued at the Parent Common Stock closing price as listed on The Nasdaq Stock Market on the Closing Date as certified to the Escrow Agent by Parent. The Escrow Agent shall be entitled to rely conclusively upon any such certification of value without any duty to verify or recalculate the same and the Escrow Agent shall not be liable for any action or omission of, or delay on the part of, Parent in such connection. Notwithstanding any term hereof to the contrary, in any such instance, the Escrow Agent shall be entitled to refrain from taking any action otherwise required hereunder (and which requires a determination of fair market value), without liability on its part, until it is provided with notice in accordance with this Agreement. In lieu of releasing any fractional Escrow Shares, any fraction of a released Escrow Share that would otherwise be released shall be rounded down to the nearest whole Escrow Share.

     6.   Duties of Escrow Agent.  The duties of the Escrow Agent shall include
          ----------------------
the following:

          (a) The Escrow Agent shall hold and safeguard the Escrow Shares during the Escrow Period, and shall hold and dispose of the Escrow shares only in accordance with the terms of this Escrow Agreement.

          Except as otherwise provided in this Agreement, the Escrow Agent shall be under no obligation to preserve, protect or exercise rights in the Escrow

Shares, and shall be responsible only for reasonable measures to maintain the physical safekeeping thereof and otherwise to perform and observe such duties on its part as are expressly set forth in this Agreement.

          (b) The Escrow Shares shall be voted by the record owners of such shares. The Escrow Agent shall, at least three business days prior to the date on which the Escrow Agent is requested to take any action, deliver to the Shareholder Representative a proxy or other instrument in the form supplied to it by the Shareholder Representative for voting or otherwise exercising any right to consent with respect to any of the Escrow Shares held by it hereunder, to authorize therein the Shareholder Representative to exercise such voting or consent authority in respect of the Escrow Shares. The Escrow Agent shall not be responsible for forwarding to any party, notifying any party with respect to, or taking any action with respect to, any notice, solicitation or other document or information, written or otherwise, received from an issuer or other person with respect to the Escrow Shares, including but not limited to, proxy material, tenders, options, the pendency of calls and maturities and expiration of rights.

          (c) Promptly following termination of the Escrow Period as set forth in Section 4 hereof, the Escrow Agent shall deliver to the Shareholders the number of Escrow Shares valued as set forth in Section 5 and other property in the Escrow Fund in excess of any amount of such Escrow Shares or other property sufficient, subject to the objection of the Shareholder Representative and the subsequent arbitration of the matter in the manner provided in Section 8 hereof, to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, and to pay expenses as provided in Section 15(b) hereof. As soon as all such claims have been resolved and the Escrow Agent has received a written notice from Parent to that effect, the Escrow Agent shall deliver to such Shareholders all of the Escrow Shares and other property remaining in the Escrow Fund and not required to satisfy such claims and expenses. Each Shareholder shall receive Escrow Shares pro rata according to their Percentage Interests as set forth opposite the name of each such Shareholder on Exhibit A
                                                                     ------- -
hereto. Parent shall promptly instruct the transfer agent of the Parent Common Stock to deliver certificates representing Parent Common Stock to each Shareholder as directed by the Escrow Agent to carry out the intent of this Section.

          (d)  Under no circumstances should the terms of this Agreement
                     --
require the Escrow Agent to release or distribute escrow funds or property sooner than two (2) business days after the Escrow Agent has received the requisite notices or paperwork in good form, or passage of the applicable claims period or release date, as the case may be.

          (e) To the extent directed to do so by the Shareholder Representative, the Escrow Agent shall sell or deliver to the Shareholder Representative with the accompanying stock power a sufficient number of the shares of Parent Common Stock held in the Escrow Fund, and shall apply the proceeds of such sale, to pay expenses reasonably incurred by the Shareholder Representative on behalf of the Shareholders as provided in Section 15(b) hereof.

          (f)  In connection with any sale of the Escrow Shares pursuant to
Section 6(e) of this Agreement, the Escrow Agent shall be entitled to receive and rely upon, prior to taking action in that regard, written direction from the Shareholder Representative as to the manner and method to be undertaken in carrying out such sale, including without limitation written direction (i) identifying the number of shares to be sold, (ii) identifying the brokerage firm the Shareholder Representative requests to be used or instructing the Escrow Agent to use its affiliated brokerage service, and (iii) setting forth any necessary or special instructions with respect to the sale (including any stop loss or minimum price per share instruction); and the Shareholder Representative shall execute and deliver any instruments reasonably required by the Escrow Agent in order to carry out such sale or liquidation.

          (g) The Escrow Agent shall have no responsibility in connection with such sale other than to make delivery of the Escrowed Shares to the selected brokerage firm, with instruction (including any special instruction provided by the Shareholder Representative, and to receive and deposit into the Escrow Account (to be administered and distributed in accordance with this Agreement) any net sale proceeds received therefrom. The Escrow Agent shall have no duty or obligation to determine or accomplish compliance with any applicable transfer restrictions; and it shall be the sole obligation of the party directing such sale to take any remaining actions, and to provide or deliver any necessary instruments or opinions (at its expense) necessary to comply with applicable transfer restrictions or applicable securities laws. The Escrow Agent shall have no liability for any actions or omissions of any such brokerage firm, and shall have no liability for the price or execution achieved. Without limiting the generality of the foregoing, the Shareholder Representative expressly acknowledges that (a) the Escrow Shares may need to be sent to a transfer agent to be reissued in saleable form, (b) the Escrow Shares may contain or be subject to transfer restrictions that may limit their marketability and impose restrictions upon the number or types of purchasers to whom they can be offered or sold, and (c) the Escrow Agent shall have no liability for any failure or delay (or any price change during any such delay) on the part of the Shareholder Representative or any transfer agent, or caused by any necessary registration or delivery procedures, or compliance with any applicable transfer restrictions involved in the transfer of such Escrow Shares.

          (h) The Escrow Agent shall be entitled to contract with any brokerage firm (which may be selected by the Escrow Agent without liability on its part, taking into consideration any brokerage firm requested by the Shareholder Representative, as provided above), which may be affiliated with the Escrow Agent, and may enter into any such contract on a basis which provides that such brokerage firm shall use its "best efforts" to effect such sale. The Escrow Agent shall be indemnified hereunder for any costs, expenses and risks associated therewith or arising thereunder (other than resulting from its own gross negligence or willful misconduct), and the proceeds of sale to which the Shareholder Representative shall be entitled shall be net of all brokerage commissions and charges.

          (i) The net sale proceeds of any such sale of Escrow Shares received by the Escrow Agent shall be applied to pay expenses incurred by the Shareholder Representative pursuant to Section 15(b) hereof net of a fee for the preparation of an individual 1099-B (the "Sales Administration Fee"). The Sales Administration fee shall be assessed each day a sale is affected until the total number of shares specified in such written direction from the Shareholder Representative are sold; provided that the minimum Sales Administration Fee per sale transaction shall be $500.00.

          (j) In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damage or loss (including but not limited to lost profits) whatsoever, even if the Escrow Agent has been informed of the likelihood of such loss or damage and regardless of the form of action.

          (k) The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book entry depository, securities intermediary or other sub escrow agent employed by the Escrow Agent than any such book entry depository, securities intermediary or other sub escrow agent has to the Escrow Agent, except to the extent that such action or omission of any book entry depository, securities intermediary or other sub escrow agent was caused by the Escrow Agent's own gross negligence, bad faith or willful misconduct in breach of this Escrow Agreement.

     7.   Objections to Claim. At the time of delivery of any Officer's
          -------------------
Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Shareholder Representative and for a period of fifteen
(15) business days (the "Objection Period") after receipt by the Escrow Agent of
                         -----------------
the Officer's Certificate shall make no delivery of Parent Common Stock or other property pursuant to Section 5 hereof unless the Escrow Agent shall have received written authorization from the Shareholder Representative to make such delivery. After the expiration of such Objection Period, the Escrow Agent shall make delivery of the Parent Common Stock or other property in the Escrow Fund in accordance with Section 5 hereof, provided that no such payment or delivery may be made if the Shareholder Representative shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Parent prior to the expiration of such Objection Period.

     8.   Resolution of Conflicts; Arbitration.
          ------------------------------------

     (a) In case the Shareholder Representative shall so object in writing to any claim or claims by Parent made in any Officer's Certificate, Parent shall have fifteen (15) business days (the "Response Period") to respond in a written
                                      ---------------
statement to the objection of the Shareholder Representative. If after such Response Period there remains a dispute as to any claims, the Shareholder Representative and Parent shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Parent Common Stock or other property from the Escrow Fund in accordance with the terms thereof.

     (b) If no such agreement can be reached after good faith negotiation, either Parent or the Shareholder Representative may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, Parent and the Shareholder Representative shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 5 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

     (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Suffolk County, Commonwealth of Massachusetts, under the commercial rules then in effect of the American Arbitration Association.

     9.   Distributions.  Any cash dividends (but excluding any distributions
          -------------
received upon a stock split, merger or other recapitalization or reorganization, or upon a liquidating distribution the "Retained Escrow Earnings") shall be
                                        ------------------------
promptly distributed by the Parent to the record owner of the Escrow Shares to which such distribution relates. If, notwithstanding the foregoing, any cash dividends (but excluding any Retained Escrow Earnings) are received by the Escrow Agent such cash dividends shall be promptly distributed by the Escrow Agent to the record owner of the Escrow Shares to which such distribution relates. Any other distributions including any Retained Escrow Earnings, shall be directed by Parent (and the Shareholders, as record owners of such Escrow Shares, hereby authorize Parent) to the Escrow Agent to be added to the Escrow Fund and become a part hereof. If, notwithstanding the foregoing, any Retained Escrow Earnings are received by any Shareholder, such Retained Escrow Earnings shall be promptly distributed by such Shareholder to the Escrow Agent. Any provision hereof shall be equitably adjusted to appropriately reflect any stock split, reverse stock split, merger or other recapitalization or reorganization based upon written instructions from Parent to the Escrow Agent.

     10.  Exculpatory Provisions.
          ----------------------

     (a) The Escrow Agent shall not be responsible for any of the agreements referred to or described herein (including without limitation the Merger Agreement), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby. The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein (which duties are ministerial and not fiduciary) and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties.
The Escrow Agent shall not be liable for forgeries or false presentations. The Escrow Agent shall not be liable for any act done or omitted hereunder as escrow agent except for gross negligence or willful misconduct. The Escrow Agent shall in no case or event be liable for any representations or warranties of Company, Parent, the Shareholder Representative, the Shareholders or Merger Sub. Any act done or omitted pursuant to the advice or opinion of counsel, including in-house counsel, shall be conclusive evidence of the good faith of the Escrow Agent; and the Escrow Agent will be entitled to rely on the advice of such counsel. The Escrow Agent shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with acceptable indemnification.

     (b) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law or arbitration as provided herein, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court or rulings of any arbitrators. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court or such ruling of any arbitrator, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment, decree or arbitrators' ruling being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

     (c) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver the Escrow Agreement or any documents or papers deposited or called for thereunder.

     (d) The Escrow Agent shall not be liable for any change in, modification, recission or clarification of law adversely affecting any rights under any statute of limitation with respect to the Escrow Agreement or any documents deposited with the Escrow Agent.

     11.  Alteration of Duties.  This Escrow Agreement may be altered, amended,
          --------------------
modified or revoked only by a writing signed by the Escrow Agent, Parent, the Shareholder Representative and Shareholders holding a majority of the Escrow Shares.

     12.  Resignation and Removal of the Escrow Agent.  The Escrow Agent may
          -------------------------------------------
resign as Escrow Agent at any time with or without cause by giving at least thirty (30) days' prior written notice to each of Parent and the Shareholder Representative, such resignation to be effective thirty (30) days following the date such notice is given. In addition, Parent and the Shareholder Representative may jointly remove the Escrow Agent as escrow agent at any time with or without cause, by an instrument (which may be executed in counterparts) given to the Escrow Agent, which instrument shall designate the effective date of such removal. In the event of any such resignation or removal, a successor escrow agent, which shall be a bank or trust company organized under the laws of the United States of America or of the Commonwealth of Massachusetts having a combined capital and surplus of not less than $100,000,000, shall be appointed by the Shareholder Representative with the approval of Parent, which approval shall not be unreasonably withheld. Any such successor escrow agent shall deliver to Parent and the Shareholder Representative a written instrument accepting such appointment, and thereupon it shall succeed to all the rights and duties of the Escrow Agent hereunder and shall be entitled to receive the Escrow Fund. If no successor escrow agent is named by the Shareholder Representative, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor Escrow Agent.

     13.  Further Instruments.  If the Escrow Agent reasonably requires other or
          -------------------
further instruments in connection with performance of its duties hereunder, the necessary parties hereto shall join in furnishing such instruments.

     14.  Disputes. It is understood and agreed that should any dispute arise
          --------
with respect to the delivery and/or ownership or right of possession of the securities held by the Escrow Agent hereunder, the Escrow Agent is authorized and directed to act in accordance with, and shall be entitled (at its sole option and election) to retain in its possession without liability to anyone, all or any of said Escrow Fund until such dispute shall have been settled either by the mutual written agreement of parties involved or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings that relate to the Escrow Fund directed to act in accordance with, and in reliance upon, the terms hereof.

     15.  Escrow Fees and Expenses.
          ------------------------

          (a) Parent shall pay the Escrow Agent such fees as are established by the Fee Schedule attached hereto as Exhibit B.
                                    ------- -

          (b) Any out-of-pocket fees and expenses incurred by the Shareholder Representative shall be paid by the Shareholders based upon their Percentage Interests within ten (10) days of a written request from the Shareholder Representative. Should such fees and expenses not be paid within forty-five
(45) days from the date requested, the Shareholder Representative may cause such amounts to be paid out of the Escrow Fund in preference to other distributions from such Escrow Fund; provided, however, that the aggregate of such payments shall not exceed the proceeds of sales of shares made pursuant to Section 6(d) hereof if and to the extent that this would reduce the number of shares distributed to Parent, and provided further that under no circumstances will the Shareholder Representative have personal liability for any such fees and expenses. In the event any fees and expenses of Shareholder Representative are not paid pursuant to this Section 15(b), then the Shareholders shall indemnify Shareholder Representative pursuant to Section 17(a).

     16.  Indemnification.
          ---------------

     (a) In consideration of the Escrow Agent's acceptance of this appointment, Parent agrees to indemnify and hold the Escrow Agent (and its officers, directors, employees and agents) harmless as to any liability incurred by it to any person, firm or corporation by reason of its having accepted such appointment or in carrying out the terms hereof and the Merger Agreement, and to reimburse the Escrow Agent for all its costs and expenses, including, among other things, counsel fees and expenses, reasonably incurred by reason of its duties hereunder; provided, however, that no indemnity need be paid in case of the Escrow Agent's gross negligence, willful misconduct or breach of this Escrow Agreement. The Shareholder Representative shall not be liable for any act done or omitted hereunder or under the Merger Agreement as Shareholder Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

     (b) Parent agrees to indemnify and hold the Escrow Agent harmless from any liability or obligations on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against the Escrow Agent and any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with or relating to any payment made or other activities performed under the terms of this Agreement, including without limitation any liability for the withholding or deduction of (or the failure to withhold or deduct) the same, and any liability for failure to obtain proper certifications or to report properly to governmental authorities in connection with this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement; provided, however, that no indemnity need be paid in case of the Escrow Agent's gross negligence, willful misconduct or breach of this Escrow Agreement.

     17.  Shareholder Representative.
          --------------------------

     (a) As between the Shareholders and the Shareholder Representative, the Shareholders shall severally indemnify the Shareholder Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of his duties hereunder or under the Merger Agreement. A decision, act, consent or instruction of the Shareholder Representative in respect of any action under this Agreement or the Merger Agreement shall constitute a decision of all Shareholders and shall be final, binding and conclusive upon each such Shareholder and the Escrow Agent and Parent may rely upon any decision, act, consent or instruction of the Shareholder Representative hereunder or under the Escrow Agreement as being the decision, act, consent or instruction of each and every such Shareholder and shall be entitled to take action consented to by a majority of the Shareholders. The Escrow Agent and Parent are hereby relieved from any liability to any

Person (including any Shareholder) for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

     (b) The Shareholder Representative shall not be responsible for any of the agreements referred to or described herein (including without limitation the Merger Agreement), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby. The Shareholder Representative shall be obligated only for the performance of such duties as are specifically set forth herein (which duties are ministerial and not fiduciary) and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Shareholder Representative shall not be liable for forgeries or false presentations. The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative except for gross negligence or willful misconduct. The Shareholder Representative shall in no case or event be liable for any representations or warranties of Company, Parent, the Shareholder Representative, the Shareholders or Merger Sub. Any act done or omitted pursuant to the advice or opinion of counsel, shall be conclusive evidence of the good faith of the Shareholder Representative; and the Shareholder Representative will be entitled to rely on the advice of such counsel. The Shareholder Representative shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with acceptable indemnification.

     (c) The Shareholder Representative is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law or arbitration as provided herein, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court or rulings of any arbitrators. In case the Shareholder Representative obeys or complies with any such order, judgment or decree of any court or such ruling of any arbitrator, the Shareholder Representative shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment, decree or arbitrators' ruling being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

     (d) The Shareholder Representative shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver the Escrow Agreement or any documents or papers deposited or called for thereunder.

     (e) The Shareholder Representative shall not be liable for any change in, modification, recission or clarification of law adversely affecting any rights under any statute of limitation with respect to the Escrow Agreement or any documents deposited with the Shareholder Representative.

     18.  General.
          -------

     (a) Any notice given hereunder shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted; provided, however, that no notice to the Escrow Agent shall be deemed duly given or made until actually received by the Escrow Agent, and any notice given hereunder shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or sent by facsimile to the address or facsimile number of the party as set forth below (or at such other address for a party as shall be specified by like change of address):


          To Parent:
             ------

          Exchange Applications, Inc.
          89 South Street
          Boston, MA 02111
          Attention: Andrew J. Frawley
          Telephone: (617) 737-2244
          Telecopy:  (617) 790-2849

          With a copy to:

          Bingham Dana LLP
          150 Federal Street
          Boston, MA 10022-4689
          Attention: Neil Townsend, Esq.
          Telephone: (617) 951-8866
          Telecopy:  (617) 951-8736

          To Shareholder Representative:
             --------------------------

          Steve Carpenter
          5941 Glendower Lane
          Plano, Texas 75093
          Telephone: (972) 403-0410
          Telecopy:  (972) 403-0410

          To the Escrow Agent:
                 ------ -----

          If by courier:
          State Street Bank and Trust Company
          Global Investor Services Group - Corporate Trust
          2 Avenue de Lafayette - 6/th/ Floor
          Boston, MA 02111-1724
          Attention: Lynn Palmiter
          Telephone: (617) 662-1785
          Telecopy:  (617) 662-1466


          or, if by U.S. mail:
          State Street Bank and Trust Company
          Global Investor Services Group - Corporate Trust
          P.O. Box 778
          Boston, MA 02102-0778
          Attention: Lynn Palmiter
          Telephone: (617) 662-1785
          Telecopy:  (617) 662-1466

or to such other address as any party may have furnished in writing to the other parties in the manner provided above.

     (b) The captions in this Escrow Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Escrow Agreement.

     (c) This Escrow Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one agreement.

     (d) No party may, without the prior express written consent of each other party, assign this Escrow Agreement in whole or in part. This Escrow Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

     (e) This Escrow Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts as applied to contracts made and to be performed entirely within the Commonwealth of Massachusetts. The parties to this Escrow Agreement hereby agree to submit to personal jurisdiction in the Commonwealth of Massachusetts. In any such action or proceeding, the parties each hereby absolutely and irrevocably (i) waive any objection to jurisdiction or venue, (ii) waive personal service of any summons, complaint, declaration or other process, and (iii) agree that the service thereof may be made by certified or registered first class mail directed to such party, as the case may be, at their respective addresses in accordance with
Section 18 hereof;

     (f) Force Majeure. The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

     (g) Reproduction of Documents. This Escrow Agreement and all documents relating thereto, including without limitation (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereunder furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

     IN WITNESS WHEREOF, each of the parties has executed this Escrow Agreement as of the date first above written.


                                 STATE STREET BANK AND
                                   TRUST COMPANY, as Escrow
                                   Agent


                                 By: /s/ Arthur L. Blakeslee
                                     ------------------------
                                    Name:  Arthur L. Blakeslee
                                    Title: Assistant Vice President


                                 EXCHANGE APPLICATIONS, INC.


                                 By:  /s/ F. Daniel Haley
                                     ------------------------
                                    Name:  F. Daniel Haley
                                    Title: Chief Deal Officer


                                 SHAREHOLDER REPRESENTATIVE

                                 By: /s/ Stephen M. Carpenter
                                     ------------------------
                                    Name: Stephen M. Carpenter

                                   EXHIBIT A

                                List of Holders

     Name of Shareholder                   Number of Shares  Percentage Interest

     Insight Venture Partners I, L.P.      46,190                  6.07%
     Wexford InSight LLC                   127,339                16.72%
     Information Associates II, L.P.       112,633                14.79%
     IA-II Affiliates Fund L.L.C.          6,571                    .86%
     Acxiom Corporation                    12,193                  1.60%
     Pegasus Systems                       12,193                  1.60%
     J. Thomas Morse                       111,730                14.68%
     The Laskshmi Trust                    35,608                  4.68%
     The SYDA Foundation                   8,902                   1.17%
     The PRASAD Project                    6,359                    .83%
     Robert Hall                           190,260                24.98%
     Linda Hall                            773                      .10%
     Steve Carpenter                       56,904                  7.47%
     Evangelos Simoudis                    29,725                  3.90%
     Peter & Nancy Meekin                  476                      .06%
     Vanetia Kontogouris                   476                      .06%
     Lee Wilkins                           2,035                    .27%
     Integrated Changeware Systems         1,142                    .15%
     Sally Susan Jablon                    92                       .01%

     Total Shares                          791,601                  100%

                                   EXHIBIT B
                                   ---------

                                 STATE STREET

                               Schedule of Fees
                                  To Provide
                                Escrow Services
                                      For
                          Exchange Applications, Inc.

                                  Merger with

                       Customer Analytics Holdings, Inc.


Acceptance Fee:                                   waived

Administration Fee:                               $3,500.00 per year or part
                                                  thereof, plus $35 per selling
                                                  stockholder

*Out-Of-Pocket Expenses:                          At Cost

*Legal Fees:                                      At Cost
(State Street will use Peabody & Arnold as Counsel)


*The foregoing fees are to include any fees incurred in the preparation of this Escrow Agreement and all costs and expenses incurred in connection with the administration of this Agreement or the escrow created hereby or the performance or observance of its duties hereunder which are in excess of its compensation for normal services hereunder, including without limitation, payment of any legal fees and expenses incurred by the Escrow Agent in connection with resolution of any claim by any party hereunder.